                                                                     APPENDIX II

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                          Chapter 11, Case No. ___________

ACP Holding Company, et al.,(1)                (Jointly Administered)

                               Debtors.

        PREPACKAGED JOINT PLAN OF REORGANIZATION OF ACP HOLDING COMPANY,
            NFC CASTINGS, INC., NEENAH FOUNDRY COMPANY AND CERTAIN OF
     ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

KIRKLAND & ELLIS                                   PACHULSKI, STANG, ZIEHL, YOUNG, JONES &
AON Building                                       WEINTRAUB P.C.
200 East Randolph Drive                            919 North Market Street, 16th Floor
Chicago, Illinois 60601                            P.O. Box 8705
(312) 861-2000                                     Wilmington, Delaware 19801
                                                   (302) 652-4100

Co-Counsel to Debtors and Debtors-in-Possession    Co-Counsel to Debtors and Debtors-in-Possession

                                                   Dated: [___________]

---------------------
1 The Debtors are the following entities: ACP Holding Company; NFC Castings, Inc.; Neenah Foundry Company; Advanced Cast Products, Inc.; Belcher Corporation; Peerless Corporation; Cast Alloys, Inc.; Dalton Corporation; Dalton Corporation, Warsaw Manufacturing Facility; Dalton Corporation, Ashland Manufacturing Facility; Dalton Corporation, Kendallville Manufacturing Facility; Dalton Corporation, Stryker Machining Facility; Deeter Foundry, Inc.; Gregg Industries, Inc.; Mercer Forge Corporation; A&M Specialties, Inc.; and Neenah Transport, Inc.

                               TABLE OF CONTENTS

Article I. Introduction.........................................................................................    5
          A.    Rules of Interpretation, Computation of Time and Governing Law..................................    5

          B.    Defined Terms...................................................................................    5

Article II. Administrative and Priority Tax Claims..............................................................   14
          A.    Administrative Claims...........................................................................   14

          B.    Priority Tax Claims.............................................................................   14

Article III. Classification and Treatment of Claims and Interests...............................................   14
          A.    Summary.........................................................................................   14

          B.    Classification, Treatment and Voting of Claims and Interests....................................   16

          C.    Special Provision Regarding Claims that are not Impaired........................................   19

Article IV. Means for Implementation of the Plan................................................................   19
          A.    Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors..................   19

          B.    Corporate Governance, Directors, Officers and Corporate Action..................................   19

          C.    Cancellation of Notes, Instruments, Common Stock and Preferred Stock............................   20

          D.    New Credit Facility.............................................................................   21

          E.    Second Secured Notes............................................................................   21

          F.    Issuance of New Plan Securities.................................................................   21

          G.    Rights Offering.................................................................................   21

          H.    Standby Commitments.............................................................................   23

          I.    New Subordinated Notes..........................................................................   23

          J.    New ACP Common Stock............................................................................   23

          K.    Warrants........................................................................................   24

          L.    Management Compensation Plans...................................................................   24

          M.    Transactions Required by the Plan...............................................................   26

Article V. Method of Distribution Under the Plan and Allowance of Certain Claims................................   28
          A.    Sources of Cash for Plan Distributions..........................................................   28

          B.    Allowance of Certain Claims.....................................................................   28

          C.    Distributions for Claims or Interests Allowed as of the Effective Date..........................   28

          D.    Interest on Claims..............................................................................   28

          E.    Distributions by the Reorganized Debtors........................................................   28

          F.    Delivery of Distributions and Undeliverable or Unclaimed Distributions..........................   28

          G.    De Minimis and Fractional Distributions.........................................................   29

          H.    Allocation of Plan Distributions Between Principal and Interest.................................   29

          I.    Means of Cash Payment...........................................................................   29

          J.    Withholding and Reporting Requirements..........................................................   29

          K.    Setoffs.........................................................................................   30

          L.    Surrender of Instruments or Securities..........................................................   30

          M.    Failure to Surrender Instruments................................................................   30

          N.    Lost, Stolen, Mutilated or Destroyed Securities.................................................   30

Article VI. Resolution of Disputed Claims and Interests.........................................................   30
Article VII. Treatment of Executory Contracts and Unexpired Leases..............................................   31
          A.    Assumption of Executory Contracts and Unexpired Leases..........................................   31

          B.    Cure of Defaults of Assumed Executory Contracts and Unexpired Leases............................   31

          C.    Indemnification of Directors, Officers and Employees............................................   32

          D.    Compensation and Benefit Programs...............................................................   32

          E.    Directors and Officers..........................................................................   32

Article VIII. Confirmation and Consummation of the Plan.........................................................   32
          A.    Acceptance or Rejection of the Plan.............................................................   32

          B.    Conditions to Confirmation......................................................................   32

          C.    Conditions Precedent to Effective Date..........................................................   33

          D.    Waiver of Conditions............................................................................   33

          E.    Consequences of Non-Occurrence of Effective Date................................................   34

Article IX. Effect of Plan Confirmation.........................................................................   34
          A.    Discharge of Claims and Termination of Interests................................................   34

          B.    Injunction......................................................................................   34

          C.    Releases........................................................................................   34

          D.    Exculpation and Limitation of Liability.........................................................   36

          E.    Injunction Related to Releases and Exculpation..................................................   36

          F.    Preservation of Causes of Action; Settlement of Causes of Action................................   36

          G.    Intercompany Claims.............................................................................   37

          H.    Termination of Subordination Rights and Settlement of Related Claims............................   37

Article X. Miscellaneous Provisions.............................................................................   38
          A.    Exemption from Transfer Taxes...................................................................   38

          B.    Revocation, Withdrawal or Non-Consummation......................................................   38

          C.    Amendment or Modification of the Plan...........................................................   38

          D.    Plan Supplement.................................................................................   38

          E.    Payment of Statutory Fees.......................................................................   39

          F.    Further Assurances..............................................................................   39

          G.    Service of Documents; Notice....................................................................   39

          H.    Filing of Additional Documents..................................................................   40

Article XI. Retention of Jurisdiction...........................................................................   40

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

        PREPACKAGED JOINT PLAN OF REORGANIZATION OF ACP HOLDING COMPANY,
          NFC CASTINGS, INC., NEENAH FOUNDRY COMPANY AND CERTAIN OF ITS
       SUBSIDIARIES UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

         ACP Holding Company, together with its direct and indirect wholly-owned subsidiaries: NFC Castings, Inc.; Neenah Foundry Company; Advanced Cast Products, Inc.; Belcher Corporation; Peerless Corporation; Cast Alloys, Inc.; Dalton Corporation; Dalton Corporation, Warsaw Manufacturing Facility; Dalton Corporation, Ashland Manufacturing Facility; Dalton Corporation, Kendallville Manufacturing Facility; Dalton Corporation, Stryker Machining Facility; Deeter Foundry, Inc.; Gregg Industries, Inc.; Mercer Forge Corporation; A&M Specialties, Inc.; and Neenah Transport, Inc., as debtors and debtors in possession, jointly propose the following Chapter 11 plan of reorganization pursuant to section 1121(a) of Title 11 of the United States Code, 11
U.S.C. Sections 101 et seq.

                                   Article I
                                  Introduction

         A.       RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW

                  1. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (e) the words "herein," and "hereto," "hereof" or "hereunder" refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning as used in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

                  2. Except as otherwise specifically provided herein, in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                  3. Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the state in which the Bankruptcy Court resides, without giving effect to the principles of conflict of laws thereof.

         B. DEFINED TERMS. Unless the context otherwise requires, the terms specified below shall have the following meanings when used in capitalized form in the Plan (such meanings to be applicable equally to both the singular and plural):

                  1. 5% Shareholders means the shareholders party to the Shareholders Agreement who hold more than 5% of the New ACP Common Stock on a fully diluted basis.

                  2. ACP means ACP Holding Company, a Delaware corporation.

                  3. ACP Common Stock means, collectively, the Class A Common Stock, par value $.01 per share, and the Class B Common Stock, par value $.01 per share of ACP.

                  4. ACP Interest means any ACP Common Stock Interest or any ACP Preferred Stock Interest.

                  5. ACP Note Claim means a Claim arising from or related to the ACP Notes, including accrued and unpaid interest thereon through the Commencement Date.

                  6. ACP Notes means the 12% senior subordinated notes in aggregate original principal amount of $2.49 million (accreted to $6.1 million as of March 31, 2003) due September 30, 2003 issued by ACP pursuant to the Note Purchase Agreement dated September 1, 1995 by and between ACP (as successor in interest to ACP Intermediate Holding Company) and ACP Products, L.L.C.

                  7. ACP Preferred Stock means, collectively, the series A, B, C and D preferred stock, par value $.01 per share of ACP.

                  8. Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases Allowed under
         Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, but not limited to: (a) any actual and necessary costs and expenses incurred after the Commencement Date of preserving the Debtors' Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under Section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Debtor's Estate under Section 1930, Chapter 123 of Title 28, United States Code, and (d) all obligations designated as Allowed Administrative Claims pursuant to an order of the Bankruptcy Court.

                  9. Allowed means, with respect to any Claim or Interest, except as otherwise provided herein, any of the following: (a) the amount set forth on the Debtors' books and records, that is not otherwise the subject of a pending objection or dispute; (b) a Claim or Interest that has been scheduled by the Debtors in their Schedules as other than disputed, contingent or unliquidated and as to which (i) the Debtors or any other party in interest have not Filed an objection or
         (ii) no contrary proof of claim has been Filed; (c) a Claim or Interest that either is not a Disputed Claim or Interest or has been allowed by a Final Order; (d) a Claim or Interest that is allowed: (i) in any stipulation with the Debtors of the amount and nature of such Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Debtors of the amount and nature of such Claim executed on or after the Confirmation Date and, to the extent necessary, approved by the Bankruptcy Court; or (iii) in any contract, instrument, indenture or other agreement entered into or assumed in connection with the Plan; (e) a Claim relating to a rejected executory contract or unexpired lease that (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (f) a Claim or Interest that is allowed pursuant to the terms of the Plan.

                  10.      ASOP means the Automated Subscription Offer Program.

                  11. Ballot means each of the ballot forms distributed to each Holder of an Impaired Claim on which the Holder is to indicate acceptance or rejection of the Plan.

                  12. Bankruptcy Code means the Bankruptcy Reform Act of 1978, as codified in Title 11 of the United States Code, 11
         U.S.C. Section 101, et seq., as amended from time to time.

                  13. Bankruptcy Court means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent any reference is made pursuant to Section 157 of Title 28 of the United

         States Code or the General Order of the District Court pursuant to
         Section 151 of Title 28 of the United States Code, the bankruptcy unit of such District Court.

                  14. Bankruptcy Rules means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended from time to time, the Federal Rules of Civil Procedure, as amended from time to time, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

                  15. Business Day means any day excluding Saturday, Sunday and any day which is a legal holiday (as defined in Bankruptcy Rule 9006(a)).

                  16. Cash means legal tender of the United States of America and equivalents thereof.

                  17. Cash Distribution means a Distribution in Cash, made under the Plan in respect of any Holder's Claim.

                  18. Cast Alloys, Inc. means, Niemin Porter & Co. d/b/a Cast Alloys, Inc., a California corporation.

                  19. Cause of Action means all claims, actions, causes of action, chooses in action, suits, debts, dues, sums of money, accounts,

         reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, third-party claims, counterclaims, and crossclaims (including, but not limited to, all claims and any avoidance, recovery, subordination or other actions against insiders and/or any other entities under the Bankruptcy Code, including Sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code or
         otherwise, including Preference Actions) of the Debtors, the Debtors in Possession, and/or the Estates (including, but not limited to those actions listed in the section of the Disclosure Statement titled "Preservation of Causes of Action; Settlement of Causes of Action") that are or may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date against any Entity (other than any Released Party), based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

                  20. Change of Control Agreements means the change of control agreement provided to each member of Management in his employment agreement as part of the Management Compensation Plans.

                  21. Chapter 11 Cases means any case hereafter commenced by the Debtors in the Bankruptcy Court pursuant to Chapter 11 of the Bankruptcy Code.

                  22. Claim means a "claim" (as defined in Section 101(5) of the Bankruptcy Code) against one or more of the Debtors, including, but not limited to: (a) any right to payment from one or more of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance by one or more of the Debtors, if such performance gives rise to a right of payment from one or more such Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

                  23. Class means a category of Holders of Claims or Interests, as described in Article III of the Plan.

                  24.      CM-III means Citigroup Mezzanine III, L.P.

                  25. Commencement Date means the date on which the Debtors file their petitions for relief commencing the Chapter 11 Cases.

                  26. Confirmation means the entry of the Confirmation Order, subject to all the conditions specified in Article VIII.B of the Plan having been (a) satisfied or (b) waived pursuant to Article VIII.D of the Plan.

                  27. Confirmation Date means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.

                  28. Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to Section 1128 of the Bankruptcy Code to consider Confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

                  29. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

                  30. CVC means Citicorp Venture Capital, Ltd., a New York corporation.

                  31. Debtors means ACP, its wholly-owned subsidiary NFC, NFC's wholly-owned subsidiary Neenah, and the Subsidiaries.

                  32. Debtors-in-Possession means each of the Debtors, as debtors-in-possession in the Chapter 11 Cases.

                  33. Disbursing Agent means the Reorganized Debtors, or any party designated by the Reorganized Debtors to serve as disbursing agent under the Plan.

                  34. Disclosure Statement means, for purposes of the Chapter 11 Cases, the Debtors' disclosure statement dated July 1, 2003 as amended, supplemented, or modified from time to time, and that is prepared and distributed in accordance with Sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code and Rule 3018 of the Bankruptcy Rules and/or other applicable law.

                  35. Disputed Claim or Interest means a Claim or Interest, or any portion thereof: (a) listed on the Schedules as unliquidated, disputed or contingent; (b) is the subject of an objection or request for estimation Filed or is otherwise disputed by any of the Debtors or any other party in interest in accordance with applicable law and which objection has not been withdrawn, resolved, or overruled by a Final Order of the Bankruptcy Court; (c) such Claim is in excess of the amount scheduled as other than disputed, contingent or unliquidated or
         (d) is otherwise disputed by any of the Debtors or any other party in interest in accordance with applicable law, which dispute has not been withdrawn, resolved, or overruled by final order.

                  36. Distribution means any consideration given to any Person or Entity by the Debtors under the Plan, including the Plan Securities.

                  37.      DTC means the Depository Trust Company.

                  38. Effective Date means the date selected by the Debtors which is on a Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect, and (b) all conditions specified in Article VIII.C of the Plan have been (i) satisfied or (ii) waived pursuant to Article VIII.D.

                  39. Entity means an entity as defined in Section 101(15) of the Bankruptcy Code.

                  40. Estates means the collective estates of all of the Debtors in the Chapter 11 Cases created under Section 541 of the Bankruptcy Code upon commencement of the Chapter 11 Cases.

                  41. Existing Credit Agreement means the agreement, dated as of April 30, 1997 as amended and restated as of September 12, 1997, as of April 3, 1998 and as of September 8, 1998 and as further amended as of November 18, 1998, March 23, 2001 and December 31, 2001 by and among Neenah, NFC, JPMorgan Chase as Administrative Agent, and the other Lenders from time to time a party thereto.

                  42. Existing Credit Facility Claim means a Claim arising from or related to the Existing Credit Agreement, including the amount of principal and accrued and unpaid interest outstanding under or in connection with the Existing Credit Agreement and any guarantees thereunder, as modified by the Forbearance Agreement, through the Effective Date.

                  43. Existing Subordinated Note Claim means a Claim arising from or related to the Existing Subordinated Notes, including any such Claim in respect of accrued but unpaid interest thereon through and including the Commencement Date.

                  44. Existing Subordinated Notes means the outstanding 11-1/8% senior subordinated notes due 2007 issued pursuant to the Existing Subordinated Notes Indentures of aggregate principal amount:
         (a) Series A - $800,000; (b) Series B - $149.2 million; (c) Series D - $45 million; and (d) Series F - $87 million.

                  45.      Existing Subordinated Notes Indentures means the

         indentures pursuant to which the Existing Subordinated Notes were issued, as amended from time to time, specifically: (a) the 11-1/8% Senior Subordinated Notes due 2007 Indenture dated as of April 30, 1997 (for Series A/B); (b) the 11-1/8% Series C Senior Subordinated Notes due 2007 Indenture dated as of July 1, 1997 (for Series C/D); and (c) the 11-1/8% Series E Senior Subordinated Notes due 2007 Indenture dated as of November 24, 1998 (for Series E/F).

                  46. Exit Financing means the New Credit Facility and the Second Secured Notes.

                  47. Fee Claim means an Administrative Claim under Section 330(a), 331, 327, 328(a), 503 or 1103 of the Bankruptcy Code for
         compensation of a Professional or other Entity for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date.

                  48. File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

                  49. Final Order means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

                  50. Forbearance Agreement means the agreement of the Senior Secured Lenders not to exercise their remedies under the Existing Credit Agreement in respect of certain events of default occurring on or prior to May 1, 2003, until the earlier of July 31, 2003 and the happening of certain events, as amended.

                  51. General Unsecured Claim means an unsecured Claim that is not an Existing Subordinated Note Claim, ACP Note Claim or NFC Note Claim.

                  52. Holder means an Entity or Person holding a Claim or Interest.

                  53. Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of
         Section 1124 of the Bankruptcy Code.

                  54. Impaired Classes means Holders of Class 3 - Existing Credit Facility Claims, Class 4 - PIK Note Claims and Class 6 - Existing Subordinated Note Claims.

                  55. Intercompany Claim means a Claim by a Debtor against a Debtor or its Estate (other than an Interest in a Debtor) which Claim shall be deemed Allowed pursuant to the Plan.

                  56. Interest means any equity interest in any of the Debtors, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock (including common stock or preferred stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time.

                  57.      Lenders means the lenders under the New Credit
         Facility.

                  58.      Mackay Shields means Mackay Shields LLC.

                  59. Management means certain officers of the Debtors who are party to the Management Compensation Plans including, but not limited to, William M. Barrett, Gary W. LaChey, Joseph L. DeRita, Frank
         C. Headington, Timothy Koller, William Martin, Joseph Varkoly, Steve Shaffer and John Andrews.

                  60. Management Compensation Plans means the Employment Agreements, Severance Plans, Change of Control Agreements, Annual Incentive Plan, and Management Equity Incentive Plan, as described in
         Article IV.L of the Plan.

                  61. Management Equity Incentive Plan means the stock incentive plan of Reorganized ACP which becomes effective on the Effective Date as described in further detail in the Plan Supplement and Article IV.L.5 of the Plan.

                  62. Minimum Ownership means, under the Shareholders Agreement, ownership of at least 10% of the New ACP Common Stock on a fully diluted basis.

                  63. Mutual Releases means the mutual releases described in Article IX.C.2 of the Plan.

                  64. Neenah means Neenah Foundry Company, a Wisconsin corporation and a wholly-owned subsidiary of NFC.

                  65. New ACP Common Stock means (a) the shares of ACP Common Stock authorized pursuant to the New Certificate of Incorporation of ACP and (b) any capital stock or other securities issued in respect of the shares of ACP Common Stock referred to in clause (a) by way of merger, consolidation, reclassification, stock split, reverse stock split, stock dividend or other recapitalization.

                  66. New Certificate of Incorporation means the certificate of incorporation of the particular Reorganized Debtor, as restated, amended, or newly created, as described in Article IV.B of the Plan, the form of which shall be filed with the relevant authority, as necessary, on or as soon as reasonably practicable after the Confirmation Date.

                  67. New Credit Facility means that senior secured credit facility comprised of both a revolving facility and a term loan facility to be provided by one or more lenders on terms consistent with the New Credit Facility Commitment Letter.

                  68. New Credit Facility Commitment Letter means the commitment letter dated June 1, 2003 from Fleet Capital Corporation and Fleet Securities, Inc. outlining the terms of the New Credit Facility, to be included in the Plan Supplement.

                  69. New Subordinated Notes Indenture means the indenture governing the New Subordinated Notes.

                  70. New Subordinated Notes means $100 million in aggregate principal amount of senior subordinated notes due ten years from the Effective Date, but no later than September 30, 2013 to be issued by Neenah to Noteholders in partial satisfaction of their Existing Subordinated Note Claims pursuant to the Plan.

                  71. NFC means NFC Castings, Inc., a Delaware corporation and a wholly-owned subsidiary of ACP.

                  72. NFC Note means the 12% senior subordinated note in original principal amount of $4.3 million (accreted to $5.3 million as of March 31, 2003) due October 15, 2005 issued by NFC pursuant to the Note Purchase Agreement dated September 4, 1998 by and between NFC and CVC.

                  73. NFC Note Claim means a Claim arising from or related to the NFC Note, including accrued and unpaid interest thereon through the Commencement Date.

                  74. Nominee means any broker, dealer, commercial bank, trust company, savings and loan or other nominee who is the holder of record of securities and is a DTC participant.

                  75. Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to Section 507(a) of the Bankruptcy Code.

                  76.      Noteholders means Holders of Existing Subordinated
         Notes.

                  77. Notes Trustee means The Bank of New York, as trustee for the Existing Subordinated Notes.

                  78. Offering Memorandum means the Offering Memorandum, Solicitation of Releases, Consents and Acceptances and Disclosure Statement of the Debtors dated as of May 1, 2003.

                  79. Other Secured Claim means a Claim against any of the Debtors that is not an Existing Credit Facility Claim or a PIK Note Claim and is secured by a lien on property in which a Debtor's Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to
         Section 553 of the Bankruptcy Code.

                  80. Pass-Through Claims and Interests means the following Claims and Interests which pass through the Chapter 11 Cases unaffected: (a) Class 2 - Intercompany Claims; (b) Class 9 - General Unsecured Claims; and (c) Class 10 - Subsidiary and Parent Interests.

                  81. Permitted Holder means, under the Change of Control Agreements, any Person, Entity or group, other than a Holder of Existing Subordinated Notes, a Standby Purchaser or a Holder of the PIK Note, or their respective affiliates.

                  82. Person means a person as defined in Section 101(41) of the Bankruptcy Code.

                  83.      PIK Note means the 14% senior secured paid-in-kind
         note issued under the Secured PIK Note Purchase Agreement dated as of April 29, 2002 by and among Neenah, NFC and CVC, of original aggregate principal amount of $9.9 million plus interest paid in kind.

                  84. PIK Note Claim means a Claim arising from or related to the PIK Note, including all unpaid principal, fees and accrued paid-in-kind interest thereon through the Effective Date.

                  85. Plan means this Joint Prepackaged Plan of Reorganization of ACP Holding Company, NFC Castings, Inc., Neenah Foundry Company and certain of its Subsidiaries under Chapter 11 of the Bankruptcy Code, dated July 1, 2003, including the Plan Supplement and other supplements, appendices and schedules to the Plan, either in its present form or as it may be altered, amended or modified from time to time in accordance with the terms and conditions thereof.

                  86. Plan Securities means the securities, notes, instruments, certificates, warrants or other documents issued in accordance with the Plan, including but not limited to the Second Secured Notes, New Subordinated Notes, New ACP Common Stock, Rights and Warrants.

                  87. Plan Supplement means the compilation of documents to be filed as set forth in Article X.D of the Plan.

                  88. Preference Action means any Cause of Action brought pursuant to Sections 547 and 550 of the Bankruptcy Code against any Person or other Entity.

                  89. Priority Tax Claim means a Claim of a governmental unit of the kind specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

                  90. Professional means (a) any professionals employed in the Chapter 11 Cases pursuant to Sections 327, 328 or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to Section 503(b)(4) of the Bankruptcy Code.

                  91.      Record Date means June 27, 2003.

                  92. Reinstated means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim in accordance with Section 1124 of the Bankruptcy Code or
         (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Commencement Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; and (iii) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.

                  93. Released Party means any Person or Entity granted a release by the Debtors in Article IX.C of the Plan.

                  94. Reorganized ACP means ACP or any successors thereto by merger, consolidation, or otherwise, on or after the Effective Date.

                  95. Reorganized Debtors means, collectively, the Debtors or any successors thereto by merger, consolidation, or otherwise, on or after the Effective Date.

                  96. Reorganized Neenah means Neenah or any successors thereto by merger, consolidation, or otherwise, on or after the Effective Date.

                  97. Reorganized NFC means NFC or any successors thereto by merger, consolidation, or otherwise, on or after the Effective Date.

                  98. Reorganized Subsidiaries means the Subsidiaries or any successors thereto by merger, consolidation, or otherwise, on or after the Effective Date.

                  99. Rights means the non-certificated subscription rights Distributed to the Holders of Class 6 Claims entitling each such Holder to acquire its pro rata share (based on the principal amount of Existing Subordinated Notes held by such Holder) of $119.996 million principal amount of Second Secured Notes, discounted to an aggregate purchase price of $110 million and Warrants to acquire 42.81% of the shares of New ACP Common Stock on a fully diluted basis as of the Effective Date. The Rights are not transferable separate from the Existing Subordinated Notes that give rise to them, except to the extent that they may be exercised by one or more of the affiliates of the Holder of such Existing Subordinate Notes.

                  100. Rights Exercise Deadline means the date and time by which the Subscription Form and Subscription Price must be submitted to DTC pursuant to ASOP procedures, which date shall be prior to the Effective Date and will be set forth in the Subscription Form.

                  101. Rights Offering means the offering of the Rights to Holders of Existing Subordinated Note Claims pursuant to the Plan. 102. Schedules means the schedules of assets and liabilities and the statements of financial affairs, if any, Filed by the Debtors pursuant to Section 521 of the Bankruptcy Code and Bankruptcy Rules, as such schedules have been or may be further modified, amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

                  103. Second Secured Notes Indenture means the indenture governing the Second Secured Notes.

                  104. Second Secured Notes means those new senior second secured notes of Reorganized Neenah, due seven years from the Effective Date, but no later than September 30, 2010, which notes shall be secured by a second-lien security interest in the collateral securing the New Credit Facility, (a) in the aggregate principal amount of $119.996 million sold at a discount to obtain $110 million of proceeds and (b) issued in the aggregate principal amount of $13.134 million with original issue discount to be exchanged for $12.04 million of the PIK Note Claims.

                  105. Senior Secured Lenders means the entities identified as "Lenders" under the Existing Credit Agreement and their respective successors and assigns.

                  106. Severance Plans means the severance plan granted to each member of Management as part of the Management Compensation Plans.

                  107. Shareholders Agreement means the shareholders agreement that governs the rights of the Standby Purchasers, Management and certain holders of New ACP Common Stock received pursuant to the Plan and the New ACP Common Stock and Warrants received under the Rights Offering.

                  108. Standby Commitment Agreements means the Standby Commitment Agreements dated June 30, 2003 by and among Neenah and each of the Standby Purchasers.

                  109. Standby Purchasers means MacKay Shields LLC, Citigroup Mezzanine III, L.P., Trust Company of the West, Metropolitan Life Insurance Company and Exis Differential Holdings, Ltd.

                  110. Subscription Agent means the subscription agent for the Rights Offering, as designated by the Debtors and detailed in the Subscription Form.

                  111. Subscription Form means the form which each Holder of Existing Subordinated Note Claims sends to its Nominee indicating its subscription instructions under the Rights Offering.

                  112. Subscription Materials means the materials relating to the Rights Offering including instruction as to how the Holders of Existing Subordinated Note Claims may exercise their Rights.

                  113.     Subscription Price means $916.70 per Right exercised.

                  114. Subsidiaries means the following direct and indirect wholly-owned subsidiaries of Neenah: Advanced Cast Products, Inc. (as well as its inactive wholly-owned subsidiaries Belcher Corporation and Peerless Corporation), the inactive subsidiary Cast Alloys, Inc., Dalton Corporation (as well as its wholly-owned subsidiaries Dalton Corporation, Warsaw Manufacturing Facility; Dalton Corporation, Kendallville Manufacturing Facility; Dalton Corporation, Stryker Machining Facility; and the inactive subsidiary Dalton Corporation, Ashland Manufacturing Facility), Deeter Foundry, Inc., Gregg Industries, Inc., Mercer Forge Corporation (as well as its wholly-owned subsidiary A&M Specialties, Inc.), and Neenah Transport, Inc.

                  115.     Subsidiary Guarantors means the active Subsidiaries.

                  116.     TCW means Trust Company of the West.

                  117. Unit means $1,000 in principal amount of Second Secured Notes, and Warrants to acquire 0.00035679% of the New ACP Common Stock on a fully diluted basis as of the Effective Date.

                  118. Unknown Cause of Action means a Cause of Action not listed in the section of the Disclosure Statement titled "Preservation of Causes of Action; Settlement of Causes of Action" because the facts upon which such Causes of Action are based are not currently or fully known by the Debtors and as a result cannot be raised during the pendency of the Chapter 11 Cases.

                  119. Warrants means warrants to acquire New ACP Common Stock expiring 10 years from the date of issuance and having an exercise price of $0.01 per share, as more particularly described in the Warrant Agreement.

                                   Article II
                     Administrative and Priority Tax Claims

         A. ADMINISTRATIVE CLAIMS. Each Administrative Claim shall be paid by the Debtors, at their election, (i) in full, in Cash, in such amounts as are
(1) incurred in the ordinary course of business by the Debtors, or (2) in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Effective Date or the date upon which such Administrative Claim is Allowed, (ii) upon such other terms as may exist in the ordinary course of the Debtors' business or (iii) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and the applicable Debtor.

         B. PRIORITY TAX CLAIMS. The legal and equitable rights of the Holders of Priority Tax Claims are not Impaired by the Plan. On or as soon as reasonably practicable after (i) the Effective Date if such Priority Tax Claim is an Allowed Priority Tax Claim or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, at the election of the Debtors:
(1) Cash equal to the amount of such Allowed Priority Tax Claim; (2) such other treatment as to which the Debtors or the Reorganized Debtors and the Holder of such Allowed Priority Tax Claims shall have agreed upon in writing; or (3) such Claim will be otherwise treated in any other manner such that it will not be Impaired pursuant to Section 1124 of the Bankruptcy Code; further provided, any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing.

                                  Article III
              Classification and Treatment of Claims and Interests

         A.       SUMMARY

                  1. The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and Distribution pursuant to the Plan and pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

                  2. Subject to the occurrence of the Effective Date, the Debtors will be deemed consolidated for the following purposes under the Plan: (a) no Distributions will be made under the Plan on account of the Intercompany Claims; (b) the guarantees of NFC and the Subsidiary Guarantors of obligations arising under the Existing Credit Agreement, the PIK Note and the Existing Subordinated Notes, as the case may be, will be deemed eliminated so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint and several liability of any Debtor with another Debtor will be deemed to be one obligation of the deemed consolidated Debtors; and (c) each and every Claim against the Debtors will be deemed asserted against the consolidated Estates of all of the Debtors, will be deemed one Claim against and obligation of the deemed consolidated Debtors and their Estates and will be treated in the same Class regardless of the Debtor.

                  3. Such deemed consolidation, however, will not in any way affect: (a) the separate identities of the Reorganized Debtors going forward as of the Effective Date or (b) the Pass-Through Claims and Interests.

                  4. The treatment summarized below is qualified in its entirety by Article III.B.

              CLASS                                                    TREATMENT
-------------------------------------    ---------------------------------------------------------------------
Class 1      Non-Tax Priority Claims     Not Impaired.
Class 2      Intercompany Claims         Not Impaired.
Class 3      Existing Credit Facility    Impaired. Paid in full in Cash.
             Claims

Class 4      PIK Note Claims             Impaired. Shall receive a pro rata share of (i) Second Secured Notes with a principal amount equal to $13.134 and Warrants to acquire up to 4.69% of the New ACP Common Stock on a fully diluted basis as of the Effective Date and (ii) Cash in the amount of $45,400 which represents partial payment of the $99,000 financing fee payable in accordance with the terms of the PIK Note (accreted to $120,400 assuming a September 30, 2003 Effective Date).

Class 5      Other Secured Claims        Not Impaired.

Class 6      Existing Subordinated       Impaired. Each Holder of Allowed Existing Subordinated Note Claims,
             Note Claims                 shall receive directly from Neenah in full satisfaction, release, and discharge of all such Claims, its pro rata share of (i) $30.0 million in Cash, (ii) $100 million in aggregate principal amount of New
                                         Subordinated Notes, (iii) shares representing 100% of the issued and outstanding shares of New ACP Common Stock on the Effective Date, other than shares of restricted stock granted pursuant to the Management
                                         Equity Incentive Plan (representing 47.5% of the New ACP Common Stock on a fully diluted basis as of the Effective Date after giving effect to dilution by the Warrants) and (iv) Rights to acquire for $110 million in Cash in the aggregate, Units for up to $119.996 million face amount of Second Secured Notes and Warrants to acquire up to 42.81% of the New ACP Common Stock on a fully diluted basis as of the Effective
                                         Date.

Class 7      ACP Note Claims             Impaired. No Distribution.

Class 8      NFC Note Claims             Impaired. No Distribution.

              CLASS                                                    TREATMENT
-------------------------------------    ---------------------------------------------------------------------
Class 9      General Unsecured           Not Impaired.
             Claims

Class 10     Subsidiary and Parent       Not Impaired.
             Interests

Class 11     ACP Interests               Impaired. No Distribution.

         B. CLASSIFICATION, TREATMENT AND VOTING OF CLAIMS AND INTERESTS. The Allowed Claims against and Interests in the Debtors shall be classified and receive the treatment specified below. Unless otherwise specified in this
Article III or in Article V, all Distributions will be made on or as soon as practicable after the Effective Date.

                  1.       Class 1: Non-Tax Priority Claims.

                           a. Classification. Class 1 consists of the Non-Tax Priority Claims.

                           b. Treatment. On the later of the Effective Date or the date on which such Claims is Allowed, each Allowed Claim in Class 1 shall be paid in full satisfaction, settlement, release and discharge of and in exchange for such Claim, in Cash, together with post-petition interest and thereby rendered not Impaired in accordance with Section 1124 of the Bankruptcy Code, except to the extent that the Reorganized Debtors and any Holder of Such Allowed Class 1 Claim agree to a different treatment.

                           c. Voting. Class 1 is not Impaired, and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

                  2.       Class 2: Intercompany Claims.

                           a. Classification. Class 2 consists of the Intercompany Claims.

                           b. Treatment. On the Effective Date, each Holder of an Allowed Intercompany Claim shall retain such Claim and all rights, interests and obligations related thereto.

                           c. Voting. Class 2 is not Impaired, and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

                  3.       Class 3: Existing Credit Facility Claims.

                           a. Classification. Class 3 consists of the Existing Credit Facility Claims.

                           b. Treatment. Each Allowed Existing Credit Facility Claim shall receive in full satisfaction, settlement, release and discharge of such Claim, Cash in the Allowed amount of the principal, accrued and unpaid interest and fees and expenses outstanding under or in connection with the Existing Credit Agreement and any guarantees thereunder through the Effective Date.

                           c. Voting. Class 3 is Impaired, and the Holders of Class 3 Claims are entitled to vote to accept or reject the Plan.

                  4.       Class 4: PIK Note Claims.

                           a. Classification. Class 4 consists of the PIK Note Claims.

                           b. Treatment. Each Holder of an Allowed PIK Note Claim shall receive in full satisfaction, settlement, release and discharge of such Claim, its pro rata share of,
                  (i) Second Secured Notes with a principal amount equal to $13.134 million and Warrants to acquire up to 4.69% of the New ACP Common Stock on a fully diluted basis as of the Effective Date and (ii) Cash in the amount of $45,400 which represents partial payment of the $99,000 financing fee payable in accordance with the terms of the PIK Note (accreted to $120,400 assuming a September 30, 2003 Effective Date).

                           c. Voting. Class 4 is Impaired and the Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

                  5.       Class 5: Other Secured Claims.

                           a. Classification. Class 5 consists of the Other Secured Claims.

                           b. Treatment. Each Allowed Claim in Class 5 shall be, at the Debtors' option, (1) Reinstated, (2) satisfied by Debtors' surrender of the collateral securing such Allowed Claim, (3) offset against, and to the extent of, the Debtors' claims against the Holder of such Allowed Claim or (4) otherwise rendered not Impaired, except to the extent that the Reorganized Debtors and such Holder agree to a different treatment.

                           c. Voting. Class 5 is not Impaired, and the Holders of Class 5 Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5 are not entitled to vote to accept or reject the Plan.

                  6.       Class 6: Existing Subordinated Note Claims.

                           a. Classification. Class 6 consists of the Existing Subordinated Note Claims.

                           b. Treatment. Each Holder of Allowed Existing Subordinated Note Claims, shall receive directly from Neenah in full satisfaction, release, and discharge of all such Claims, its pro rata share of (i) $30.0 million in Cash, (ii) $100 million in aggregate principal amount of New Subordinated Notes, (iii) shares representing 100% of the issued and outstanding shares of New ACP Common Stock on the Effective Date, other than shares of restricted stock granted pursuant to the Management Equity Incentive Plan (representing 47.5% of the New ACP Common Stock on a fully diluted basis as of the Effective Date after giving effect to dilution by the Warrants) and (iv) Rights to acquire for $110 million in Cash in the aggregate, Units for up to $119.996 million face amount of Second Secured Notes and Warrants to acquire up to 42.81% of the New ACP Common Stock on a fully diluted basis as of the Effective Date.

                           c. Voting. Class 6 is Impaired and the Holders of Class 6 Claims are entitled to vote to accept or reject the Plan.

                  7.       Class 7: ACP Notes Claims.

                           a. Classification. Class 7 consists of the ACP Note Claims.

                           b. Treatment. On the Effective Date the ACP Notes will be cancelled, and the Holders of ACP Notes shall not receive or retain any Distribution or property on account of such ACP Notes under the Plan.

                           c. Voting. Class 7 is Impaired. Such Holders are not entitled to vote to accept or reject the Plan and are deemed to reject the Plan.

                  8.       Class 8: NFC Note Claims.

                           a. Classification. Class 8 consists of the NFC Note Claims.

                           b. Treatment. On the Effective Date the NFC Note will be cancelled, and the Holders of the NFC Note shall not receive or retain any Distribution or property on account of such NFC Note under the Plan.

                           c. Voting. Class 8 is Impaired. Such Holders are not entitled to vote to accept or reject the Plan and are deemed to reject the Plan.

                  9.       Class 9: General Unsecured Claims.

                           a. Classification. Class 9 consists of the General Unsecured Claims.

                           b. Treatment. Each Allowed Claim in Class 9 shall be, at the Debtors' option, (1) Reinstated, such that each Allowed General Unsecured Claim shall be paid in full in the ordinary course of the Reorganized Debtors' business operations and not on the Effective Date, (2) offset against, and to the extent of, the Debtors' claims against the Holder of such Allowed Claim or (3) otherwise rendered not Impaired, except to the extent that the Reorganized Debtors and such Holder agree to a different treatment.

                           c. Voting. Class 9 is not Impaired, and the Holders of Class 9 Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 9 are not entitled to vote to accept or reject the Plan.

                  10.      Class 10: Subsidiary Interests and Parent Interests.

                           a. Classification. Class 10 consists of (1) ACP's Interests in NFC, (2) NFC's Interests in Neenah and (3) all Interests in any Subsidiary, including the Interests of Neenah in its direct Subsidiaries, and the Interests of Advanced Cast Products, Inc., Dalton Corporation, Cast Alloys, Inc. and Mercer Forge Corporation in their respective wholly-owned subsidiaries.

                           b. Treatment. On the Effective Date, each Holder of an Allowed Class 10 Interest shall retain all such Interests and all rights, interests and obligations related thereto.

                           c. Voting. Class 10 is not Impaired and the Holders of Class 10 Interests are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Interests in Class 10 are not entitled to vote to accept or reject the Plan.

                  11.      Class 11: ACP Interests.

                           a. Classification. Class 11 consists of the ACP Interests.

                           b. Treatment. On the Effective Date, all ACP Common Stock and ACP Preferred Stock shall be cancelled and the Holders of ACP Interests shall not receive or retain any Distribution or property on account of such ACP Interests.

                           c. Voting. Class 11 is Impaired. Such Holders are not entitled to vote to accept or reject the Plan and are deemed to reject the Plan.

         C. SPECIAL PROVISION REGARDING CLAIMS THAT ARE NOT IMPAIRED. Except as otherwise provided in the Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims that are not Impaired, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against such Claims.

                                   Article IV
                      Means for Implementation of the Plan

         A. CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS. After the Effective Date, the Reorganized Debtors shall continue to exist in accordance with the applicable laws in the respective jurisdictions in which they are incorporated or were otherwise organized and pursuant to their respective certificate of incorporation, and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws are amended under this Plan. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates, including all claims, rights and Causes of Action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all claims, liens, charges, other encumbrances, and interests except with respect to any Claims, liens, charges or other encumbrances and Interests held by Holders of Pass-Through Claims and Interests under the Plan. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any claims or Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

         B.       CORPORATE GOVERNANCE, DIRECTORS, OFFICERS AND CORPORATE ACTION

                  1. Certificates of Incorporation. The certificates of incorporation of the Debtors shall be amended as soon as practicable and as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shall, among other things, (i) authorize the issuance of the New ACP Common Stock, in an amount not less than the amounts necessary to permit the Distributions thereof required or contemplated by the Plan and the issuance thereof upon exercise of the Warrants distributed pursuant to the Plan and (ii) provide for the inclusion of a provision prohibiting the issuance of nonvoting equity securities, and providing, as to the classes of securities possessing voting power, an appropriate distribution of such power among such classes. After the Effective Date, the Reorganized Debtors may amend and restate their respective certificates of incorporation and bylaws as permitted by applicable law.

                  2. Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval, pursuant to
         Section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the initial boards of directors of the Reorganized Debtors. To the extent any such Person is an insider, the nature of any compensation for such Person will also be disclosed. The classification and composition of the boards of directors shall be consistent with each Reorganized Debtor's certificate of incorporation. Each such director or officer shall serve from and after the Effective Date pursuant to the terms of each Reorganized Debtors certificate of incorporation, other constituent documents and the applicable state corporation law. Each Reorganized Debtor will have the same five-person board of directors, with certain directors designated as described below under "Shareholders Agreement."

                  3. Shareholders Agreement. The Plan provides that Reorganized ACP and each Person or Entity (i) receiving New ACP Common Stock pursuant to the Plan and that has voted to accept the Plan or
         (ii) receiving Warrants upon exercising its rights pursuant to the Rights Offering will be subject to a shareholders agreement for the benefit of the Standby Purchasers, the Reorganized Debtors and Management (the "Shareholders Agreement"). The Shareholders Agreement will, among other things, (i) govern the composition of the board of directors of each of the Reorganized Debtors, (ii) establish the requisite approvals for certain significant corporate transactions (including acquisitions and dispositions of material businesses or assets, and the incurrence of debt), and (iii) impose restrictions on the transfer of New ACP Common Stock.

         Each of the parties to the Shareholders Agreement will agree to vote all of their shares of New ACP Common Stock to cause the board of directors of each of the Reorganized Debtors to be comprised of the then duly elected and acting chief executive officer of Reorganized ACP, two (2) members designated by MacKay Shields LLC ("MacKay Shields"), and one (1) member each designated by Citigroup Mezzanine III, L.P. ("CM-III") and Trust Company of the West ("TCW"), in each case, so long as such Persons or Entities, together with their respective affiliates, hold at least 10.0% of the New ACP Common Stock on a fully diluted basis (the "Minimum Ownership" and in the case of Mackay Shields, if it is the largest holder of New ACP Common Stock on a fully diluted basis; however, if Mackay Shields shall cease to be the largest holder of New ACP Common Stock on a fully diluted basis, it shall nevertheless be entitled to designate one (1) member so long as Mackay Shields has the Minimum Ownership). In addition, no member of the board of directors of any of the Reorganized Debtors may be removed without the consent of the shareholder which has the right to designate such member. In addition, each of MacKay Shields, CM-III and TCW (subject to the Minimum Ownership) will have the ability to approve or veto the sale of any or all of the Reorganized Debtors (through sale of shares, merger, recapitalization, asset sale or similar transaction), amendments to the respective charter and bylaws of the Reorganized Debtors, modifications to the number of directors of each company and affiliate transactions.

         In addition to the general governance issues discussed above, the Shareholders Agreement will provide that, so long as Mackay Shields, CM-III and TCW each have the Minimum Ownership certain sales or transfers or series of sales or transfers by any shareholder or a "group" of shareholders of New ACP Common Stock or Warrants which represent more than 10% of the shares of ACP Common Stock on a fully diluted basis may be subject to the prior right of Reorganized ACP and the shareholders party to the Shareholders Agreement who hold more than 5% of the New ACP Common Stock on a fully diluted basis ("5% Shareholders") to purchase such shares. Also, 5% Shareholders will have "tag-along" rights with respect to certain sales or transfers of New ACP Common Stock and Warrants by other 5% Shareholders. Furthermore, if the board of directors of Reorganized ACP approves the sale of Reorganized ACP or any of its subsidiaries through a sale of shares, merger, recapitalization, sale of substantially all of the assets of the Reorganized Debtors, taken as a whole, or other similar transaction (a "Sale of the Company"), pursuant to the Shareholders Agreement, each of the shareholders agrees to consent to, approve and participate in a Sale of the Company; provided that (i) all shareholders receive the same consideration on a per share basis, (ii) the identity of such purchaser is approved (which approval shall not be unreasonably withheld) by MacKay Shields, CM-III and TCW (subject to the Minimum Ownership) and (iii) such purchaser is not MacKay Shields, CM-III or TCW or any other holder of 5% or more of the New ACP Common Stock on a fully diluted basis, or an affiliate of any of the foregoing.

                  4. Corporate Action. On the Effective Date, the adoption of any required New Certificates of Incorporation, the selection of members of the boards of directors and corporate officers for the Reorganized Debtors, the New Credit Facility, the Rights Offering, the issuance of Plan Securities, the Management Compensation Plans and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect without any requirement of further action by the security holders or the boards of directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers and boards of directors of the Reorganized Debtors are authorized to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

         C. CANCELLATION OF NOTES, INSTRUMENTS, COMMON STOCK AND PREFERRED STOCK. On the Effective Date, except as otherwise provided in the Plan (a) all notes, instruments, certificates, and other documents of the Debtors evidencing the Existing Credit Facility Claims, PIK Note Claims, Existing Subordinated Note Claims, NFC Note Claims and ACP Note Claims, (b) the Existing Subordinated Notes, (c) the PIK Note, (d) the ACP Notes, (e) the NFC Note and (f) all ACP Interests shall be cancelled, and the obligations of the Debtors thereunder shall be discharged. On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Existing Subordinated Notes Indentures, shall be deemed to be cancelled, and the obligations of the Debtors thereunder shall be discharged; provided, however, that the Existing Subordinated Notes Indentures shall continue in effect solely for the purposes of allowing the Disbursing Agent, the Note Trustee, its agent, or its servicer to make Distributions on account of the Existing Subordinated Note Claims pursuant to the Plan.

         D. NEW CREDIT FACILITY. On the Effective Date, the Reorganized Debtors shall, subject to final negotiation and execution with new lenders, enter into the New Credit Facility. The New Credit Facility will have a 5-year maturity and provide for a revolving credit line of up to $70 million (with a $5 million sublimit available for letters of credit), and a term loan in the aggregate amount of up to $25 million. The New Credit Facility is described in further detail in the section of the Disclosure Statement titled "Means for Implementation of the Plan - New Credit Facility."

         E. SECOND SECURED NOTES. In addition to the amounts to be drawn under the New Credit Facility, Reorganized Neenah will issue Second Secured Notes in an amount necessary to yield Cash proceeds to Neenah of not less than $110 million in order to satisfy the Cash Distribution Requirements of the Plan. In addition, Reorganized Neenah will issue Second Secured Notes in exchange for the PIK Note as described below. The Debtors reserve the right, but not the obligation, to issue additional Second Secured Notes to the extent necessary to ensure that the proceeds of the sale of Second Secured Notes, together with Cash balances and the proceeds of the New Credit Facility, will provide the Reorganized Debtors with sufficient Cash to satisfy the Cash Distribution requirements of the Plan and on-going working capital needs. The Second Secured Notes will be issued as part of a Unit (consisting of such notes and Warrants to purchase shares of New ACP Common Stock) pursuant to the Rights Offering and/or the Standby Commitment Agreements or issued in exchange for the PIK Note. See the sections of the Disclosure Statement titled "Means for Implementation of the Plan - Rights Offering" and "Means for Implementation of the Plan - Standby Commitments." The Second Secured Notes are governed by the terms of the Second Secured Notes Indenture and are further described in the section of the Disclosure Statement titled "Means for Implementation of the Plan - Second Secured Notes."

         F. ISSUANCE OF NEW PLAN SECURITIES. On or as soon as reasonably practicable after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors shall issue all securities to be issued in accordance with the Plan, including, but not limited to, the Second Secured Notes, Rights, New Subordinated Notes, New ACP Common Stock and Warrants, each of which shall be distributed as referenced in the Plan. Such Plan Securities are described herein generally, and such descriptions are subject to, and qualified in their entirety by reference to the Second Secured Notes Indenture, the Rights Offering, the New Subordinated Notes Indenture, New Certificate of Incorporation of ACP, and the Warrants. The New ACP Common Stock and Warrants that Neenah will issue (a) pursuant to the Plan in exchange for the Existing Subordinated Notes,
(b) pursuant to the Rights Offering, or (c) to Management under the Management Equity Incentive Plan, as applicable, will be contributed by ACP to NFC, and by NFC to Neenah, immediately before such Distributions. The Debtors intend that for U.S. federal income tax purposes these contributions and Distributions be governed by Section 1.1032-3 of the U.S. Treasury regulations.

         G. RIGHTS OFFERING. Pursuant to and as an integral part of the Plan each Holder of Existing Subordinated Note Claims will have the right to acquire (directly or through one or more of its affiliates) its pro rata share of Units (other than the Units to be issued in respect of the Class 4 - PIK Note Claims) comprised of Second Secured Notes and Warrants at a price equal to $916.70 per Right. Holders of Class 6 - Existing Subordinated Note Claims have the right, but not the obligation, to participate in the Rights Offering.

                  1. The Rights. The Debtors will issue to the Holders of the Existing Subordinated Note Claims non-certificated subscription rights entitling the purchase from Neenah, on the Effective Date and incident to and as part of the transactions that comprise the Plan a pro rata share (based on the principal amount of Existing Subordinated Notes held thereby) of Units, consisting of $119.996 million principal amount of Second Secured Notes and Warrants to acquire up to 42.81% of the shares of New ACP Common Stock on a fully diluted basis as of the Effective Date. The Rights will not be transferable separate from the Existing Subordinated Notes that give rise to them, although such Rights may be exercised by an affiliate of the Holder of Existing Subordinated Notes. The Warrants for New ACP

         Common Stock will be contributed by ACP to NFC, and by NFC to Neenah immediately before such Distribution.

                  2. Fractional Rights. No fractional Rights will be issued. The principal amount of Second Secured Notes available for purchase by a Holder of Existing Subordinated Note Claims will be rounded up or down to the nearest $1,000 in principal amount with a corresponding increase or reduction in Warrants. Any over-subscription occurring as a result of such rounding will be eliminated by a reduction of Rights pro rata among the Holders of Existing Subordinated Note Claims exercising their Rights. Any amount of Second Secured Notes and Warrants not subscribed to as a result of such rounding will be pooled and purchased in blocks of $1,000 by the Standby Purchasers.

                  3. Rights Period. The Rights Offering will commence by announcement and mailing of the Subscription Materials as soon as practicable following the circulation of the Disclosure Statement and will expire on the Rights Exercise Deadline. After the Rights Exercise Deadline, unexercised Rights will be null and void. The Debtors will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Rights Exercise Deadline, regardless of when the documents relating to such exercise were sent.

                  4. Subscription Price. The Subscription Price will be $916.70 per Right exercised, payable in Cash. Payments may only be made in accordance with procedures set forth in the Subscription Materials. The Subscription Materials will be delivered to the Holders of Existing Subordinated Note Claims as soon as practicable following the circulation of Disclosure Statement.

                  5. Transfer Restriction; Revocation. THE RIGHTS ARE NOT TRANSFERABLE SEPARATE FROM THE EXISTING SUBORDINATED NOTES THAT GIVE RISE TO THEM ALTHOUGH THEY MAY BE EXERCISED BY AN AFFILIATE OF A HOLDER. ONCE A HOLDER OF AN EXISTING SUBORDINATED NOTE CLAIM (OR ITS AFFILIATE) HAS PROPERLY EXERCISED ITS RIGHTS, SUCH EXERCISE WILL NOT BE PERMITTED TO BE REVOKED. UPON SUCH EXERCISE, HOLDERS OF AN EXISTING SUBORDINATED NOTE CLAIM WILL NOT BE PERMITTED TO SELL, TRANSFER, ASSIGN, PLEDGE OR OTHERWISE DISPOSE OF SUCH EXISTING SUBORDINATED NOTES. ANY SUCH TRANSFER OR ATTEMPTED TRANSFER WILL BE NULL AND VOID AND THE DEBTORS WILL NOT TREAT ANY PURPORTED TRANSFEREE AS THE HOLDER OF SUCH EXISTING SUBORDINATED NOTES.

                  6. Pursuant to and as an integral part of the Rights Offering, each Holder of Existing Subordinated Notes exercising its Rights to purchase Units will be subject to a Shareholders Agreement for the benefit of the Standby Purchasers, the Reorganization Debtors and Management. By execution of the Subscription Form and payment of the Subscription Price, those exercising Rights will agree to be bound by the Shareholders Agreement with respect to the shares of New ACP Common Stock underlying the Warrants issued pursuant to the Rights Offering as well as the shares of New ACP Common Stock Distributed to such Holder pursuant to the Plan.

                  7. Procedures for Exercise of Rights. Rights issued to Holders of Existing Subordinated Note Claims may only be exercised by such Holders of Existing Subordinated Note Claims or their affiliates to the extent such Holders hold the Existing Subordinated Notes giving rise to the Existing Subordinated Note Claim at such time of exercise. Each Holder of Existing Subordinated Note Claims electing to participate in the Rights Offering must exercise all of such Holder's Rights. Each Holder of Existing Subordinated Note Claims will be able to exercise its Rights by sending the Subscription Form to its Nominee to process the subscription through DTC using ASOP procedures at or prior to the Rights Exercise Deadline, having properly completed and executed the Subscription Form, and tendered the Subscription Price in accordance with procedures set forth in the Subscription Form.

         Upon receipt of the Subscription Materials, Nominees should contact the respective beneficial holders of Existing Subordinated Note Claims as soon as possible to obtain instructions with respect to the Rights. If a beneficial holder so instructs through the Subscription Form, the Nominee should process the subscription and submit the applicable Subscription Price to DTC pursuant to ASOP procedures prior to the Rights Exercise Deadline.

         THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION FORMS SHOULD BE READ CAREFULLY AND FOLLOWED IN DETAIL.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Debtors, whose determinations will be final and binding. The Debtors, in their sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine, in their sole discretion. Neither the Debtors nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of subscriptions or incur any liability for failure to give such notification.

                  8. Conditions to Issuance of Units. None of the Standby Purchasers, nor any exercising Holder of Existing Subordinated Note Claims or any affiliate thereof will be under any obligation, or have any right, to purchase any Units unless and until the Plan has been Confirmed and all conditions to the Effective Date, other than receipt of the proceeds of the Exit Financing, have been satisfied or waived pursuant to the Plan. The Rights are not conditioned on the exercise of any minimum number of Rights by Holders of Existing Subordinated Note Claims. Neenah reserves the right at any time prior to the Rights Exercise Deadline to terminate the Rights Offering if consummation thereof is prohibited by law or applicable regulation.

         H. STANDBY COMMITMENTS. Neenah has received a commitment from the Standby Purchasers to purchase all of the Second Secured Notes (other than the Second Secured Notes to be issued in respect of the Class 4 - PIK Note Claims) not otherwise acquired by the Noteholders exercising their Rights. Pursuant to the Standby Commitment Agreements, the Standby Purchasers have collectively agreed to provide the Debtors with up to $110 million of financing through the purchase, directly or indirectly, at the Subscription Price, of not only the Units purchasable upon exercise of Rights they hold, but also any and all unsubscribed Units not purchased by other Holders of Existing Subordinated Notes pursuant to the Rights Offering. The Debtors have also obtained the agreement of the Holders of the PIK Note to exchange the PIK Note for Second Secured Notes pursuant to the Plan. The Standby Commitment Agreements are further described in the section of the Disclosure Statement titled "Means for Implementation of the Plan - Standby Commitments."

         I. NEW SUBORDINATED NOTES. The New Subordinated Notes are unsecured senior subordinated notes in the aggregate principal amount of $100 million due on the tenth anniversary of the Effective Date, but no later than September 30, 2013 issued by Reorganized Neenah and guaranteed by the Subsidiary Guarantors. The New Subordinated Notes are governed by the terms of the New Subordinated Notes Indenture. The New Subordinated Notes are further described in the section of the Disclosure Statement titled "Means for Implementation of the Plan - New Subordinated Notes."

         J. NEW ACP COMMON STOCK. The New ACP Common Stock has rights and terms substantially similar to the existing ACP common stock. The Holders of New ACP Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the Holders of New ACP Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Reorganized ACP, the Holders of New ACP Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The New ACP Common Stock has no preemptive or conversion rights or other subscription rights except as provided under the Shareholders Agreement. There are no redemption or sinking provisions applicable to the New ACP Common Stock. The shares of New ACP Common Stock to be issued under the Plan will be fully paid and nonassessable. The Standby Purchasers and the Holders of Existing Subordinated Notes for whom a resale exemption under the Securities Act is not otherwise available will be entitled to certain registration rights with respect to the New ACP Common Stock issuable upon exercise of the Warrants. Pursuant to and as an integral part of the Plan each holder of new ACP Common Stock (or Warrants exercisable for New ACP Common Stock) will be subject to a Shareholders Agreement for the benefit of the Standby Purchasers, the Reorganized Debtors and Management, as more fully described in the section of the Disclosure Statement titled "Means for Implementation of the Plan - Corporate Governance, Directors, Officers and Corporate Action." This description of the New ACP Common Stock does not purport to be complete and is subject to and qualified in its entirety by Reorganized ACP's certificate of incorporation and bylaws and by the provisions of applicable Delaware law. New ACP Common Stock is governed by Reorganized ACP's certificate of incorporation and bylaws and by the provisions of applicable Delaware law.

         K. WARRANTS. Incident to and as part of the transactions that comprise the Plan, Warrants to acquire New ACP Common Stock will be issued (a) to purchasers of Second Secured Notes pursuant to the Rights Offering and/or Standby Commitment Agreements and (b) in partial satisfaction of the PIK Note Claims. Warrants to acquire up to 42.81% of the New ACP Common Stock on a fully diluted basis as of the Effective Date will be issued pursuant to the Rights Offering and/or the Standby Commitment Agreements and Warrants to acquire up to 4.69% of the New ACP Common Stock on a fully diluted basis as of the Effective Date will be issued in partial satisfaction of the PIK Note Claims. While the Warrants will be distributed as part of a Unit, together with the Second Secured Notes, the Warrants are detachable and may trade separately from the Second Secured Notes. The Warrants will be subject to the Shareholders Agreement described in the section of the Disclosure Statement titled "Means for Implementation of the Plan - Corporate Governance, Directors, Officers and Corporate Action." For further information relating to the transferability of the Warrants see the section of the Disclosure Statement titled "Certain Other Legal Considerations." The Warrants will expire 10 years from the date of issuance and will have an exercise price of $0.01 per share. The Warrants are governed by the terms of the Warrant Agreement.

         L. MANAGEMENT COMPENSATION PLANS. In order to effectively incentivize Management to work towards a successful reorganization and a timely emergence from Chapter 11 and to align the interests of Management and the equity holders of the Reorganized Debtors, the following Management Compensation Plans will be implemented by the Reorganized Debtors as of the Effective Date.

                  1. Employment Agreements. Under the employment agreements, Management will retain the salary, health (subject to satisfying insurability requirements), 401(k) and other benefits that they were entitled to prior to the Commencement Date, subject to increase on an annual basis as determined by the compensation committee of the boards of directors of the Reorganized Debtors. Annual incentive bonuses will be determined under the Annual Incentive Plan described below. Non-competition and non-solicitation agreements will be signed as part of the employment agreements, which will apply during a period of three years for the CEO and two years for the CFO and other Management of the Reorganized Debtors, in each case, after termination.

                  2. Severance Plans. If any member on the Reorganized Debtors' Management team is terminated (including constructive termination as further described below) other than for Cause (as defined below) he will be entitled to certain severance arrangements. Such severance payments will be calculated based on a multiple of such executive's base salary for the year in which the termination occurs. The multiples range from 2.70 to 1.88 times, depending on title. Severance payments will be made bi-weekly in accordance with normal payroll practices over the duration of the executive's severance period (i.e., a number of years equal to the executive's multiple). Any such terminated executive will also be entitled to health benefits (subject to satisfying insurability requirements) and outplacement services until the earlier of the end of the severance period or the receipt of comparable benefits on reemployment.

         Cash severance payments are not subject to mitigation or reduction upon reemployment or otherwise. For the purposes of the Severance Plans, "Cause" is to be defined as: (i) the executive's willful breach of, or gross negligence or malfeasance in the performance of, his duties under his employment agreement; (ii) any material insubordination by the executive with respect to carrying out the reasonable instructions of the boards of directors of the Reorganized Debtors; (iii) the conviction for, or the entering of a guilty plea or plea of nolo contendere with respect to, a felony, the equivalent thereof or other crime with respect to which imprisonment of more than one year is a possible punishment or which is expected to result in significant economic or reputational injury to the Reorganized Debtors or both (such determination to be made by the board of directors of Reorganized Neenah in its reasonable judgment) ("Significant Injury"); (iv) the executive's breach of a fiduciary obligation to or improper disclosure of a confidence of the Reorganized Debtors or breach of any confidentiality or non-competition obligations; or (v) any act of moral turpitude or willful misconduct by the executive which (1) is intended to result in personal enrichment of the executive or any related person at the expense of the Reorganized Debtors or (2) is reasonably expected to result in Significant Injury.

         The maximum total Cash cost of the severance benefits, which would be payable if all nine participants are terminated without Cause by the Reorganized Debtors, is approximately $3.7 million, based on fiscal 2003 salary rates.

                  3. Change of Control Agreements. Each executive's employment agreement will also provide that such executive is eligible to receive a lump sum Cash payment upon termination, other than for Cause, within 180 days after the occurrence of a Change of Control. For purposes of establishing entitlement to such payments, a Change of Control will be deemed to have occurred if: (i) any Person, Entity or group, other than a Holder of Existing Subordinated Notes, a Standby Purchaser or Holder of the PIK Note, or their respective affiliates (each a "Permitted Holder"), shall own directly or indirectly, beneficially or of record, greater than 50% of the equity of the Reorganized Debtors on a fully diluted basis, (ii) a Permitted Holder shall own directly or indirectly, beneficially or of record, 66-2/3% or more of the equity of the Reorganized Debtors on a fully diluted basis; or (iii) after the first fully distributed public offering of voting stock of any of the Reorganized Debtors (1) any Person, Entity or group other than the Permitted Holders shall own directly or indirectly, beneficially or of record, a percentage of the issued and outstanding voting stock of the Reorganized Debtors, on a fully diluted basis, having ordinary voting power in excess of the percentage then owned, directly or indirectly, beneficially and of record, on a fully diluted basis, by the Permitted Holders, or (2) a majority of the seats on the boards of directors (except in the case of any vacancy for 30 days or less resulting from the death or resignation of any director) shall at any time be occupied by persons who were neither (A) nominated by the Permitted Holders nor (B) appointed by directors so nominated.

         Cash payments under the Change of Control Agreements will vary depending on title and are based upon a multiple of base salary at the time of the Change of Control. The multiples range from 3.38 to 1.88 times base salary. Termination upon a Change of Control shall be deemed to include constructive termination by way of a material change in position, authority, duties, responsibilities or status which results in or reflects a material diminution of scope or importance, material reduction in base pay or annual bonus target, reduction in the aggregate level of benefits, failure of any Reorganized Debtor to nominate the CEO to be a member of the board of directors of any of the Reorganized Debtors or unreasonable relocation of primary employment. The Reorganized Debtors may be liable for certain additional amounts under the employment agreements to the extent that the change of control payments result in an excise tax being payable under Code
         Section 4999. Payments pursuant to the Change of Control Agreements are not subject to mitigation or reduction upon reemployment or otherwise. In addition to the lump sum cash payments which an executive will receive upon termination following a Change of Control, such executive shall also be entitled to the continuation of health benefits (subject to satisfying insurability requirements) and out placement services on the same basis as provided pursuant to the severance arrangements; such benefits and services are subject to mitigation upon reemployment and receipt of comparable benefits. Payments made upon termination following a Change of Control as described herein are in lieu of any severance payments described herein that would otherwise be payable following such termination.

         The maximum total Cash cost of the benefits payable to all nine participants if all nine are terminated following a Change of Control is approximately $4.1 million, based on fiscal 2003 salary rates. The transactions contemplated by the Plan will not trigger awards and payments under the Change of Control Agreements.

                  4. Annual Incentive Plan. Under the Debtors' current Annual Incentive Plan, which will continue following the Effective Date, subject to the changes outlined below, Management and certain other specified employees will receive annual performance awards if the Reorganized Debtors reach certain EBITDA targets set by the boards of directors of the Reorganized Debtors at the beginning of each fiscal year. The bonus paid will equal (i) 50% of the target bonus amount for each individual should the Reorganized Debtors reach 85% of the EBITDA target, (ii) 100% of the target bonus on reaching 100% of the target EBITDA and (iii) 200% of the target bonus on reaching 120% of the target EBITDA. Target bonuses range from 2.0% to 35.0% of base salary depending upon job responsibility. The bonus will be payable within ten
         (10) business days of the boards of directors approval of the Reorganized Debtors' audited financial statements. Presently, only Deeter and Neenah are projected to have any incentive earnings under the existing plan. Expected payout will be approximately $90K for Deeter (for 25 people) and approximately $300K for Neenah (for 230 people).

         In addition, a one time aggregate incremental $450,000 emergence bonus will be paid to Management upon the Effective Date.

         For 2004 and beyond, the executives and certain other specified employees will receive annual performance awards upon achieving certain milestones, including EBITDA targets, debt reduction targets and other certain criteria as determined from time to time by the compensation committee of the board of directors of Reorganized Neenah. Target bonus as a percentage of salary for each member of Management will be consistent with historical levels. Target levels, timing of payments and other terms and conditions of the annual incentive plan will be determined by the compensation committee of the board of directors of Reorganized Neenah.

                  5. Management Equity Incentive Plan. A new Management Equity Incentive Plan will be established on the Effective Date, pursuant to which Management will receive restricted shares which represent 5% of the New ACP Common Stock on a fully diluted basis as of the Effective Date. The restricted shares issued pursuant to the Management Equity Incentive Plan will be 25% vested upon grant and the balance will vest on an annual straight-line basis over the ensuing three years subject to acceleration on a Change of Control (as defined above), termination (other than for Cause) or an event that triggers tag-along or drag-along rights described below. The Management Equity Incentive Plan will also provide that a pool of options for an additional 5% of New ACP Common Stock be reserved for future grants as determined by the compensation committee of the new board of directors of Reorganized ACP. The Management Equity Incentive Plan will provide Management with certain tag-along and drag-along rights with respect to any transaction involving a sale of 50% or more of the equity of the Reorganized Debtors on a fully diluted basis, or a sale of substantially all of the assets, or a merger or other transaction having similar effect in a single transaction or a series of transactions to the same party and the same anti-dilution protection that holders of Second Secured Notes will receive with respect to the Warrants, including pre-emptive rights.

                  6. Compensation Review. The compensation committee of the board of directors of Reorganized Neenah will agree to complete a formal review of overall senior management compensation within the first six months after the Effective Date, although the board of directors is not be under any obligation to hire outside consultants. The purpose of this review is to determine the competitiveness of Neenah's overall senior management compensation relative to comparable businesses.

                  7. Alternative Management Compensation Arrangements. The Debtors reserve the right to implement the Management Compensation Plans by executing the agreements prior to the Commencement Date of the Chapter 11 Cases or by Filing a motion to have the Bankruptcy Court approve such Management Compensation Plans before the Confirmation of the Plan. In addition, in the event the Debtors do not obtain a sufficient number of votes from Impaired Classes to confirm the Plan, the Debtors may seek approval of certain additional management compensation plans, including a retention plan that will provide incentives to Management and additional key employees to remain with the Debtors during the pendency of the Chapter 11 Cases.

         M.       TRANSACTIONS REQUIRED BY THE PLAN

     Any transactions required by the Plan shall be implemented in accordance with Article IV of the Plan. The description in Article IV.M of the Plan of the organizational and ownership structures, governance, and assets and liabilities of the Reorganized Debtors assumes that any transactions required to implement the Plan have been completed.

                  1.       Reorganized ACP

                           a. Organization. On the Effective Date, the following classes of rights and interest in Reorganized ACP shall be created: New ACP Common Stock and Warrants. On or as soon as reasonably practicable after the Effective Date, the New ACP Common Stock and Warrants shall be distributed in accordance with the terms of the Plan.

                           b. Assets and Liabilities of Reorganized ACP. On the Effective Date, Reorganized ACP will own all of the assets of ACP (including the NFC common stock) free and clear of any liens, claims, and encumbrances (except for liens, if any, granted under the Plan).

                           c. Governance of Reorganized ACP. On and after the Effective Date, the business and affairs of Reorganized ACP will be managed by and under the direction of Reorganized ACP's board of directors as set forth in Article IV.B of the Plan.

                  2.       Reorganized NFC

                           a. Organization. On the Effective Date, Reorganized ACP will receive and own all of the NFC common stock, free and clear of any liens, claims, and encumbrances (except for liens, if any, granted under the Plan).

                           b. Assets and Liabilities of Reorganized NFC. On the Effective Date, Reorganized NFC will own its own assets and the assets of NFC (including all of the issued and outstanding common stock of Reorganized Neenah), free and clear of any liens, claims, and encumbrances (except for liens, if any, granted to secure the New Credit Facility or the Second Secured Notes, or as otherwise provided in the
                  Plan).

                           c. Governance of Reorganized NFC. On and after the Effective Date, the business and affairs of Reorganized NFC will be managed by and under the direction of Reorganized NFC's board of directors as set forth in Article IV.B of the Plan.

                  3.       Reorganized Neenah

                           a. Organization. On the Effective Date, Reorganized NFC will retain and own all of the issued and outstanding common stock of Reorganized Neenah, free and clear of any liens, claims, and encumbrances (except for liens, if any, granted to secure the New Credit Facility or the Second Secured Notes, or as otherwise provided in the Plan).

                           b. Assets and Liabilities of Reorganized Neenah. On the Effective Date, Reorganized Neenah will own its own assets and the assets of Neenah (including, but not limited to, Neenah's Interests in the Subsidiaries) free and clear of any liens, claims, and encumbrances (except for liens granted to secure the New Credit Facility or the Second Secured Notes, or as otherwise provided in the Plan).

                           c. Governance of Reorganized Neenah. On and after the Effective Date, the business and affairs of Reorganized Neenah will be managed by and under the direction of Reorganized Neenah's board of directors as set forth in
                  Article IV.B of the Plan.

                  4.       The Reorganized Subsidiaries

                           a. Organization. On the Effective Date, Reorganized Neenah will retain and own all of the common stock of its direct Subsidiaries, free and clear of any liens, claims, and encumbrances (except for liens granted to secure the New Credit Facility or the Second Secured Notes, or as otherwise provided in the Plan).

                           b. Assets and Liabilities of the Reorganized Subsidiaries. On the Effective Date, the Reorganized Subsidiaries will own their own assets and the assets of the Subsidiaries (including, but not limited to, their equity interests in their subsidiaries) free and clear of any liens, claims, and encumbrances (except for liens granted to secure the New Credit Facility or the

                  Second Secured Notes, or as otherwise provided in the Plan). Specifically, reorganized Advanced Cast Products, Inc. shall own all of the equity interests in its subsidiaries Belcher Corporation and Peerless Corporation; reorganized Mercer Forge Corporation shall own all of the equity interests in A&M Specialties, Inc.; and reorganized Dalton Corporation shall own all of the equity interests in Dalton Corporation, Warsaw Manufacturing Facility; Dalton Corporation, Ashland Manufacturing Facility; Dalton Corporation, Kendallville Manufacturing Facility and Dalton Corporation, Stryker Machining Facility.

                           c. Governance of the Reorganized Neenah Subsidiaries. On and after the Effective Date, the business and affairs of the Reorganized Neenah Subsidiaries will be managed by and under the direction of the Reorganized Neenah Subsidiaries' boards of directors as set forth in Article IV.B of the Plan.

                                   Article V
     Method of Distribution Under the Plan and Allowance of Certain Claims.

         A. SOURCES OF CASH FOR PLAN DISTRIBUTIONS. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments under the Plan shall be obtained from existing Cash balances, borrowings under the New Credit Facility and the issuance by Neenah of the Second Secured Notes.

         B. ALLOWANCE OF CERTAIN CLAIMS. The Existing Credit Facility Claims, PIK Note Claims and the Existing Subordinated Note Claims shall be deemed Allowed.

         C. DISTRIBUTIONS FOR CLAIMS OR INTERESTS ALLOWED AS OF THE EFFECTIVE DATE. Except as otherwise provided herein or as ordered by the Bankruptcy Court, Distributions to be made on account of Claims that are Allowed as of the Effective Date shall be made on or as reasonably practicable after the Effective Date; provided, however, that General Unsecured Claims shall only be paid in the ordinary course of the Debtors' business. Any Distribution to be made pursuant to the Plan shall be deemed to have been made on the Effective Date if such Distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or Distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article II and Article III of the Plan as soon as practicable after such Claims are Allowed, but shall be deemed to have been made on the Effective Date. Notwithstanding the date on which any Distribution of Plan Securities is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the Distribution of such Plan Securities, such Holder shall be deemed to have the rights of a Holder of such Plan Securities distributed as of the Effective Date.

         D. INTEREST ON CLAIMS. Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on any Claims other than Non-Tax Priority Claims, Existing Credit Facility Claims and PIK Note Claims, and no Holder of any other Claim shall be entitled to interest accruing on or after the Commencement Date on any such Claim.

         E. DISTRIBUTIONS BY THE REORGANIZED DEBTORS. The Reorganized Debtors or the Disbursing Agent shall make all Distributions required to be distributed under the Plan. However, Distributions on account of Existing Subordinated Note Claims shall be made to the Notes Trustee acting as agent for Neenah. The Reorganized Debtors may employ or contract with other Entities to assist in or make the Distributions required by the Plan.

         F.       Delivery of Distributions and Undeliverable or Unclaimed
Distributions

                  1. Delivery of Distributions in General. Distributions to Holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in the records of the Debtors or the Notes Trustee.

                  2.       Undeliverable and Unclaimed Distributions.

                           a. Holding and Investment of Undeliverable and Unclaimed Distributions. If the Distribution to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further Distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing by the Holder of such Holder's then current address. Upon such an occurrence, the Distribution shall be made as soon as practicable after such Distribution has become deliverable.

                           b.       Failure to Claim Undeliverable
                  Distributions. Any Holder of an Allowed Claim or Interest entitled to an undeliverable or unclaimed Distribution that does not assert a claim by providing notice of such Holder's correct address to the Reorganized Debtors and Disbursing Agent, pursuant to the notice provisions set forth in Article X.G of the Plan, within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed Distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed Distribution against any of the Debtors or their Estates, the Reorganized Debtors, or their property. In such cases, any Cash for Distribution on account of such claims for undeliverable or unclaimed Distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any Plan Securities, including New Subordinated Notes, New ACP Common Stock, Second Secured Notes or Warrants held for Distribution on account of such Claim shall be cancelled and of no further force or effect. Nothing contained in the Plan shall require any Disbursing Agent or the Reorganized Debtors to attempt to locate any holder of an Allowed Claim.

         G. DE MINIMIS AND FRACTIONAL DISTRIBUTIONS. No Cash payment of less than five dollars ($5.00) shall be made by the Reorganized Debtors on account of any Allowed Claim, unless a specific request therefor is made in writing by the Holder of such Claim pursuant to the notice provisions set forth in Article X.G of the Plan. In the event a Holder of an Allowed Claim is entitled to a Cash Distribution that is not a whole dollar number, the actual payment or issuance made will reflect a rounding of such fractional portion of such Distribution down or up to the nearest whole dollar, but in any case not to result in a Cash Distribution that exceeds any allowable total Distribution authorized by the Plan.

         H. ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST. To the extent that any Allowed Claim entitled to a Distribution under the Plan is comprised of indebtedness and accrued and unpaid pre-petition interest thereon, such Distribution shall, for U.S. federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the fair market value of the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued and unpaid interest.

         I. MEANS OF CASH PAYMENT. Cash Payments, made pursuant to the Plan, shall be in U.S. dollars and shall be made by the means agreed to by the payor or the payee, or in the absence of agreement, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfers from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

         J. WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all Distributions thereunder, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed by any U.S. federal, state or local or non-U.S. taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (a) each Holder of an Allowed Claim that is to receive a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such Distribution, and (b) the Disbursing Agent reserves the option, in its discretion, to not make a Distribution to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations or has, to the Disbursing Agent's satisfaction, established an exemption therefrom. Any Distributions to be made pursuant to the Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to Article V.F of the Plan.

         K. SETOFFS. The Debtors or the Reorganized Debtors may, pursuant to Section 553 of the Bankruptcy Code or applicable nonbankruptcy law, but shall not be required to, set off against any Claim and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, Cause of Actions, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim that is not released under
Article IX of the Plan without seeking further approval or order from the Bankruptcy Court or otherwise; provided, however, that neither the failure to do so nor the Allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim or Causes of Action that the Debtors or the Reorganized Debtors may have against such Holder except as otherwise provided in Article IX of the Plan.

         L. SURRENDER OF INSTRUMENTS OR SECURITIES. As a condition precedent to receiving any Distribution pursuant to the Plan on account of an Allowed Existing Subordinated Note Claim or PIK Note Claim, each Holder of a certificated note or instrument representing such Claim shall tender the Existing Subordinated Notes or PIK Note, as applicable, to the Notes Trustee or the Reorganized Debtors, as applicable, unless waived in writing by the Notes Trustee or the Reorganized Debtors, pursuant to the notice provisions contained in Article X.G of the Plan. Distributions will be made to Holders of Allowed Existing Subordinated Note Claims and PIK Note Claims who surrender such instruments or securities, irrespective of the fact that such Holders may be different from the Holders on the Record Date entitled to vote to accept or reject the Plan. It is a condition precedent to the Holders of Existing Subordinated Note Claims receiving any Distribution pursuant to the Plan that the Existing Subordinated Notes shall have been received by the Notes Trustee as agent of Neenah or irrevocably electronically tendered. Any Plan Securities, including any New Subordinated Notes, New ACP Common Stock, Rights, Second Secured Notes or Warrants to be distributed pursuant to the Plan on account of any such Claims shall, pending such surrender, be treated as an undeliverable Distribution pursuant to Article V.F of the Plan.

         M. FAILURE TO SURRENDER INSTRUMENTS. Any Holder of a certificated note or instrument evidencing an Existing Subordinated Note Claims or PIK Note Claims that fails to surrender or is deemed to have failed to surrender the applicable Existing Subordinated Notes or PIK Note required to be tendered hereunder within one (1) year after the Effective Date shall have its Claim and its Distribution pursuant to the Plan on account of such Existing Subordinated Notes or PIK Note discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In such cases, Cash or Plan Securities held for Distribution on account of such Claim shall be disposed of pursuant to Article V.F of the Plan.

         N. LOST, STOLEN, MUTILATED OR DESTROYED SECURITIES. Any Holder of an Allowed Claim or Interest on account of any certificated instrument, security, or other documentation cancelled pursuant to Article IV.C of the Plan that has been lost, stolen, mutilated or destroyed, shall, in lieu of surrendering such instrument, security or other documentation: (a) deliver to the Disbursing Agent (i) an affidavit of loss reasonably satisfactory to the Disbursing Agent (and, in the case of an Existing Subordinated Note, to the Note Trustee) setting forth the unavailability of such instrument, security, or other document, and (ii) such additional security or indemnity as may reasonably be required by the Reorganized Debtors and the Disbursing Agent to hold the Reorganized Debtors and the Disbursing Agent (and, in the case of the Existing Subordinated Notes, the Note Trustee) harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim or Interest; and (b) satisfy any other requirements under the Existing Subordinated Notes Indentures, any certificate of incorporation or bylaw, or any other relevant document. Upon compliance with Article V.L of the Plan by a Holder of a Claim or Interest evidenced by such instrument, security or other documentation, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument, security or other documentation.

                                   Article VI
                   Resolution of Disputed Claims and Interests

     Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be required to File a proof of claim or proof of interest, and no parties should File a proof of claim or proof of interest. Instead, except as otherwise provided in the Plan, the Debtors intend to make Distributions in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors' books and records with respect to the Allowed amount of such Holder's Claim, such Holder must so advise the Debtors in writing, in which event the Claim will be a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objections to Claims.

     Any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

     Under the Bankruptcy Code, an indenture trustee may file a proof of claim on behalf of all holders of securities issued under an indenture. The Notes Trustee is hereby deemed to File such a Claim on behalf of Holders of Existing Subordinated Note Claims and such Claim is deemed Allowed. Accordingly, any proof of claim Filed by the direct, indirect, or beneficial Holder of an Existing Subordinated Note is disallowed under the Plan as duplicative of the Claim of the Note Trustee.

                                  Article VII.
              Treatment of Executory Contracts and Unexpired Leases

         A. ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors not the subject of a pending objection or pleading seeking to reject or otherwise contesting the executory contract or unexpired lease, are hereby assumed in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

         B. CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, by payment of the default amount in Cash in the ordinary course or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, the Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors in their discretion, may file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to any matter pertaining to the assumption. All such objections shall be litigated to Final Order, provided, however that the Debtors may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any such objections. In the event of such a dispute, the cure payments required by
Section 365(b)(1) of the Bankruptcy Code shall be made in the ordinary course following the entry of a Final Order resolving the dispute and approving the assumption; provided, however, that based on the Bankruptcy Courts' resolution of any such dispute, the applicable Debtor or Reorganized Debtor shall have the right, within 30 days of the entry of such Final Order and subject to approval of the Bankruptcy Court pursuant to Section 365 of the Bankruptcy Code, to reject the applicable executory contract or unexpired lease.

         C. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. The obligations of the Debtors to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of their directors, officers or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents, or by a written agreement with the Debtors, or pursuant to applicable general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Reorganized Debtors pursuant to the Plan and Section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims and shall not be Impaired and are unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Commencement Date.

         D. COMPENSATION AND BENEFIT PROGRAMS. Except as otherwise expressly provided under the Plan and the Management Compensation Plans, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors or members of the boards of directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code.

         E. DIRECTORS AND OFFICERS. All directors' and officers' liability insurance policies maintained by the Debtors are hereby assumed. Entry of the Confirmation Order on the docket by the Bankruptcy Court shall constitute approval of such assumptions pursuant to subsection 365(a) of the Bankruptcy Code. The Reorganized Debtors shall maintain for a period of not less than six years from the Effective Date coverage for the individuals covered, as of the Commencement Date, by such policies at levels and on terms no less favorable to such individuals than the terms and levels provided for under the policies assumed pursuant to the Plan.

                                  Article VIII.
                    Confirmation and Consummation of the Plan

         A.       ACCEPTANCE OR REJECTION OF THE PLAN

                  1. Acceptance by Impaired Classes. An Impaired Class of Claims will have accepted the Plan if the Holders of at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Class actually voting have voted to accept the Plan, in each case not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code.

                  2. Elimination of Classes. Any Class that does not contain any Allowed Claims or Interests or any Claims or Interests temporarily allowed for voting purposes under Federal Rule of Bankruptcy Procedure 3018, as of the date of the commencement of the Confirmation Hearing, will be deemed not included in the Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether such Class has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.

                  3. Nonconsensual Confirmation. The Bankruptcy Court may confirm the Plan over the dissent of any Impaired Class if all of the requirements for consensual confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual confirmation under subsection 1129(b) of the Bankruptcy Code have been satisfied.

         B. CONDITIONS TO CONFIRMATION. The Plan shall not be Confirmed unless and until the Confirmation Order is in form and substance satisfactory to the Debtors and shall provide among other things that:

                  1. The Debtors and the Reorganized Debtors are authorized to take all actions necessary or appropriate to enter into, implement and consummate the Plan, the Plan Securities, contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan.

                  2. The provisions of the Confirmation Order are nonseverable and mutually dependent.

                  3. The Section 1145 exemption under the Bankruptcy Code applies to the New Subordinated Notes, New ACP Common Stock, Rights, Second Secured Notes and Warrants except to the extent that any Holders of such Plan Securities are "underwriters," as that term is defined in
         Section 1145 of the Bankruptcy Code.

                  4. All Persons and Entities shall be permanently enjoined from enforcing or attempting to enforce any contractual, legal and equitable subordination right satisfied, compromised or settled as per Article IX.H of the Plan.

         C. CONDITIONS PRECEDENT TO EFFECTIVE DATE. The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions have been satisfied in full or waived by the Debtors:

                  1. The Confirmation Order shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors.

                  2. The New Certificate of Incorporation of ACP shall have been filed with the appropriate authority in accordance with such jurisdiction's corporation laws.

                  3. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

                  4. The New Credit Facility shall have been obtained and shall be in full force and effect, available to the Reorganized Debtors for immediate wire and shall have not expired or otherwise terminated.

                  5. The Standby Commitment Agreements shall be in full force and effect, all conditions precedent have been met or waived and shall not have terminated.

                  6. Noteholders, pursuant to the Rights Offering and/or the Standby Purchasers, pursuant to the Standby Commitment Agreements, shall have subscribed to acquire the Second Secured Notes and paid the Subscription Price therefor in an amount equal to $110 million.

                  7. The Management Compensation Plans shall have been validly executed and delivered by the parties thereto.

         D. WAIVER OF CONDITIONS. Except as noted below, waiver by the Debtors of any of the conditions precedent to Confirmation of the Plan or the occurrence of the Effective Date set forth in Article VIII.B or Article VIII.C, respectively, of the Plan shall be in their sole and absolute discretion and may be effected at any time, with the consent of the Standby Purchasers (which consent shall not be unreasonably withheld or delayed) but without notice to any other third parties or any other formal action or court approval. Upon the waiver of any conditions to the Effective Date set forth in Article VIII.C of the Plan, and subject to the satisfaction in full of each of the remaining conditions set forth in such Article, the Plan shall become effective in accordance with its terms without notice to third parties or any other formal action. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of the condition to be satisfied. The failure to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time by the Debtors and the Reorganized Debtors.

         E. CONSEQUENCES OF NON-OCCURRENCE OF EFFECTIVE DATE. If the Confirmation Order is vacated for whatever reason, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (i) constitute a waiver or release of any Claims against or Interests in any of the Debtors, (ii) prejudice in any manner the rights of the Holder of any Claim or Interest in any of the Debtors, or (iii) constitute an admission, acknowledgement, offer, release or undertaking by the Debtors in any respect.

                                   Article IX
                           Effect of Plan Confirmation

         A.       DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS

                  1. Except as provided in the Confirmation Order, pursuant to Section 1141(d) of the Bankruptcy Code, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, settlements, discharge and release of all Claims and termination of all Interests. Except for the Pass-Through Claims and Interests, or as provided in the Confirmation Order, Confirmation shall (i) discharge the Debtors from all Claims and other debts that arose before the Confirmation Date and all debts of the kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (A) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code or (B) the Holder of a Claim based on such debt has accepted the Plan; and (ii) terminate all Interests and other rights of equity security holders in the Debtors.

                  2. As of the Confirmation Date, except for the Pass-Through Claims and Interests or as provided in the Confirmation Order, all Persons and Entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, their successors or their property, any other or further claims, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except for the Pass-Through Claims and Interests or as provided in the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities and rights of equity security holders in the Debtors, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time to the extent that such judgment relates to a discharged Claim or Interest.

         B.       INJUNCTION

                  1. Except as otherwise provided in the Plan, all Entities or Persons that have held, hold or may hold Claims against or Interests in the Debtors, other than Pass-Through Claims and Interests, are as of the Effective Date permanently enjoined from taking any of the following actions against any of the Debtors, their Estates, the Reorganized Debtors or any of their property on account of any Claims or causes of action arising from events occurring prior to the Effective Date: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance;
         (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights pursuant to and consistent with the terms of the Plan.

                  2. Except for the Pass-Through Claims and Interests, by accepting Distributions pursuant to the Plan, each Holder of an Allowed Claim or Interest will be deemed to have specifically consented to the injunctions set forth in Article IX.B of the Plan.

         C.       RELEASES

                  1. Releases by the Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, shall forever release, waive and discharge all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to (i) the Debtors, (ii) the Reorganized Debtors, (iii) the parties released pursuant to Article IX.C of the Plan, (iv) the Offering Memorandum, (v) any act taken or omitted to be taken on or after the Commencement Date, (vi) the Disclosure Statement, the Plan, and the documents necessary to effectuate the Plan, (vii) the solicitation of acceptances and rejections of the Plan, (viii) the solicitation of the Mutual Releases, (ix) the Chapter 11 Cases, (x) the Rights Offering, (xi) the exercise of rights or fulfillment of obligations under the Standby Commitment Agreements, (xii) the administration of the Plan, (xiii) the property to be Distributed under the Plan, or (xiv) any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or the Chapter 11 Cases, and that could have been asserted by or on behalf of the Debtors, their Estates or the Reorganized Debtors against each of
         (i) the current and former directors, officers and employees of the Debtors (other than for money borrowed from or owed to the Debtors or their Subsidiaries by any such directors, officers or employees as set forth in the Debtors' books and records) and the Debtors' agents, and Professionals; (ii) the Senior Secured Lenders other than any such party that has affirmatively rejected the Mutual Releases on its Ballot; (iii) CVC and each other Holder of PIK Note other than any such party that has affirmatively rejected the Mutual Releases on its Ballot; (iv) the Noteholders other than any such party that has affirmatively rejected the Mutual Releases on its Ballot; (v) the ACP Interest Holders other than any party who has not affirmatively agreed to participate in the Mutual Releases; (vi) the Standby Purchasers who are not Noteholders and who have agreed in writing to mutual releases, the terms and conditions of which mirror those of the Mutual Releases; and (vii) the respective affiliates and current and former representatives, officers, directors, employees, agents, members, direct and indirect shareholders, advisors, and professionals of the foregoing; provided, that nothing herein shall release any obligation of the Debtors or Reorganized Debtors to indemnify their current and former directors, officers employees, agents or representatives under their organizational documents, bylaws, employee-indemnification policies, state law, or any other agreement. This release in no way applies to any Causes of Action possessed by the Debtors or Reorganized Debtors against Holders of Pass-Through Claims or Interests.

                  2. Mutual Releases by Holders of Claims and Interests. As of the Effective Date, in exchange for accepting consideration pursuant to the Plan, each Holder of an Existing Credit Facility Claim, a PIK Note Claim or an Existing Subordinated Note Claim that votes to accept the Plan and has not affirmatively rejected the Mutual Releases on its Ballot and each Holder of ACP Interests that has affirmatively agreed to participate in the Mutual Releases shall forever release, waive and discharge all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to (i) the Debtors, (ii) the Reorganized Debtors, (iii) the parties released pursuant to Article IX.C of the Plan, (iv) the Offering Memorandum, (v) any act taken or omitted to be taken on or after the Commencement Date, (vi) the Disclosure Statement, the Plan, and the documents necessary to effectuate the Plan, (vii) the solicitation of acceptances and rejections of the Plan, (viii) the solicitation of the Mutual Releases,
         (ix) the Chapter 11 Cases, (x) the Rights Offering, (xi) the exercise of rights or fulfillment of obligations under the Standby Commitment Agreements, (xii) the administration of the Plan, (xiii) the property to be Distributed under the Plan, or (xiv) any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or the Chapter 11 Cases, against each of (i) the Debtors, their Estates and the Reorganized Debtors, (ii) the current and former directors, officers and employees of the Debtors (other than Claims or Interests unrelated to the Debtors) and the Debtors' agents and Professionals; (iii) the Senior Secured Lenders other than any such party who has affirmatively rejected the Mutual Releases on its Ballot; (iv) CVC and each Holder of PIK Note other than any such party that has affirmatively rejected the Mutual Releases on its Ballot; (v) the Noteholders other than any such party that has affirmatively rejected the

         Mutual Releases on its Ballot; (vi) the ACP Interest Holders other than any party who has not affirmatively agreed to participate in the Mutual Releases; (vii) the Standby Purchasers who are not Noteholders and who have agreed in writing to mutual releases, the terms and conditions of which mirror those of the Mutual Releases; and (viii) the respective affiliates and current and former representatives, officers, directors, employees, agents, members, direct and indirect shareholders, advisors, and professionals of the foregoing; provided, that nothing herein shall release: (1) any obligation of the Debtors or Reorganized Debtors to indemnify their current and former directors or officers employees, agents or representatives under their organizational documents, bylaws, employee-indemnification policies, state law, or any other agreement; or (2) Holders of any Pass-Through Claims or Interests.

         D. EXCULPATION AND LIMITATION OF LIABILITY. Neither the Debtors, their Estates, the Reorganized Debtors, the Noteholders, the Standby Purchasers nor any of their respective present or former officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity or their respective affiliates, shall have or incur any liability to, or be subject to any right of action by, the Debtors or any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, (a) the Offering Memorandum, (b) any act taken or omitted to be taken on or after the Commencement Date, (c) the Disclosure Statement, the Plan, and the documents necessary to effectuate the Plan, (d) the solicitation of acceptances and rejections of the Plan, (e) the solicitation of the Mutual Releases, (f) the Chapter 11 Cases, (g) the Rights Offering, (h) the exercise of rights or fulfillment of obligations under the Standby Commitment Agreements, (i) the administration of the Plan, (j) the property to be Distributed under the Plan, (k) or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or the Chapter 11 Cases, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, that nothing herein shall exculpate the Debtors or the Reorganized Debtors from any obligation to indemnify its current and former directors, officers, employees, agents or representatives under its organizational documents, bylaws, employee-indemnification policies, state law, or any other agreement.

         E. INJUNCTION RELATED TO RELEASES AND EXCULPATION. The Confirmation Order will permanently enjoin the commencement or prosecution by any Entity or Person, whether directly, derivatively or otherwise, of any Claims, Interests, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan.

         F. PRESERVATION OF CAUSES OF ACTION; SETTLEMENT OF CAUSES OF ACTION. The Debtors are currently investigating whether to pursue potential Causes of Action against other parties, Persons or Entities. Under the Plan, the Reorganized Debtors retain all rights on behalf of the Debtors and the Post-Confirmation Estates to commence and pursue any and all Causes of Action (under any theory of law, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding filed in the Debtors' Chapter 11 Cases) discovered in such investigation to the extent the Reorganized Debtors deem appropriate, other than any Causes of Action against the Released Parties, as all such Causes of Action have been released by the Debtors under Article IX.C of the Plan. Potential Causes of Action, other than any Causes of Action against the Released Parties, currently being investigated by the Debtors, which may but need not (if at all) be pursued by the Debtors prior to the Effective Date and by the Reorganized Debtors after the Effective Date to the extent warranted include, without limitation, (i) the potential Claims and Causes of Action set in this section of the Disclosure Statement titled "Preservation Causes of Action; Settlement of Causes of Action" and (ii) Preference Actions.

         In addition, subject to the releases and exculpation provisions herein, potential Causes of Action which may be pursued by the Debtors prior to the Effective Date and by the Reorganized Debtors after the Effective Date, also include, without limitation the following:

                  1. any other Causes of Action, whether legal, equitable or statutory in nature, arising out of, or in connection with the Debtor's businesses or operations, including, without limitation, the following: possible claims against vendors, landlords, sublessees, assignees, customers or suppliers for warranty, indemnity, back charge/set-off issues, overpayment or duplicate payment issues and collections/accounts receivables matters; deposits or other amounts owed by any creditor, lessor, utility, supplier, vendor, landlord, sublessee, assignee, or other Entity; employee, management or operational matters; claims against landlords, sublessees and assignees arising from the various leases, subleases and assignment agreements relating thereto, including, without limitation, claims for overcharges relating to taxes, common area maintenance and other similar charges; financial reporting; environmental, and product liability matters; actions against insurance carriers relating to coverage, indemnity or other matters; counterclaims and defenses relating to notes or other obligations; contract or tort claims which may exist or subsequently arise; and

                  2. any and all avoidance claims (including, without limitation, Preference Actions) pursuant to any applicable section of the Bankruptcy Code, including, without limitation Sections 544, 545, 547, 548, 549, 550, 551, 553(b) and/or 724(a) of the Bankruptcy Code,
         arising from any transaction involving or concerning the Debtors.

     In addition, there may be numerous other Causes of Action which currently exist or may subsequently arise that are not set forth herein or in the Cause of Action Summary because the facts upon which such Causes of Action are based are not currently or fully known by the Debtors and, as a result, cannot be raised during the pendency of the Chapter 11 Cases. The failure to list any such Unknown Cause of Action in the Cause of Action Summary is not intended to limit the rights of the Reorganized Debtors to pursue any Unknown Cause of Action to the extent the facts underlying such Unknown Cause of Action subsequently become fully known to the Debtors other than in respect of the Released Parties.

     The Debtors and the Reorganized Debtors do not intend, and it should not be assumed that because any existing or potential Causes of Action have not yet been pursued by the Debtors or are not set forth herein, that any such Causes of Action have been waived.

     Unless Causes of Action against a Person or Entity are expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order including as described above with respect to the Released Parties, the Debtors expressly reserve all Causes of Action and Unknown Causes of Action, including the Causes of Action described herein and in the Causes of Action Summary as well as any other Causes of Action or Unknown Causes of Action, for later adjudication and therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the confirmation or consummation of the Plan. In addition, the Debtors expressly reserve the right to pursue or adopt any claims alleged in any litigation in which the Debtors are a defendant or an interested party, including the litigation described in the section of the Disclosure Statement titled "Certain Factors to be Considered - Pending Litigation," against any Person or Entity, including, without limitation, the plaintiffs and co-defendants in such lawsuits.

         Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b)(3) of the Bankruptcy Code, any claims, rights, and Causes of Action that the respective Debtors, or Estates may hold against any Person or Entity, including but not limited to those Causes of Action listed in the Causes of Action Summary, shall vest in the Reorganized Debtors, and the Reorganized Debtors shall retain and may exclusively enforce, as the authorized representatives of the respective Estates and Post-Confirmation Estates, any and all such claims, rights or Causes of Action. The Reorganized Debtors (a) may pursue any and all such claims, rights, or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors, and (b) shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such claims, rights, and Causes of Action without the consent or approval of any third party and without any further order of court.

         G. INTERCOMPANY CLAIMS. On the Effective Date, and to the extent not otherwise modified pursuant to the Plan, each Reorganized Debtor shall retain all rights and obligations relating to Intercompany Claims that it may have against any other Reorganized Debtor. Such Intercompany Claims, as of the Petition Date, are as follows:

         H. TERMINATION OF SUBORDINATION RIGHTS AND SETTLEMENT OF RELATED CLAIMS. The classification and manner of satisfying all Claims and Interests and the respective Distribution and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination right relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination right satisfied, compromised and settled in this manner.

                                   Article X
                            Miscellaneous Provisions

         A. EXEMPTION FROM TRANSFER TAXES. Pursuant to Section 1146(c) of the Bankruptcy Code, (a) the issuance, distribution, transfer or exchange of any debt, equity, Securities or other interest under the Plan; (b) the creation, modification, consolidation or recording of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making, recording or assignment of any lease or sublease; or (d) the making, recording or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Any transfers from the Debtors to the Reorganized Debtors or otherwise pursuant to the Plan shall not be subject to any such taxes, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, any of the foregoing transactions taken on or prior to the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

         B. REVOCATION, WITHDRAWAL OR NON-CONSUMMATION. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if the Confirmation Order confirming the Plan shall not be entered or become a Final Order, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (2) prejudice in any manner the rights of the Debtors or any other Person or Entity, or (3) constitute an admission of any sort by the Debtors or any other Person or Entity or (4) constitute a release of any Causes of Action possessed or maintained by the Debtors.

         C. AMENDMENT OR MODIFICATION OF THE PLAN. Subject to Section 1127 of the Bankruptcy Code, and to the extent applicable, Sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors reserve the right to alter, amend or modify the Plan, with the consent of the Standby Purchasers (such consent not to be unreasonably withheld or delayed) at any time prior to the Confirmation Date and to seek Confirmation of such modified plan. After the Confirmation Date, but prior to the substantial consummation of the Plan, the Reorganized Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not adversely change the treatment of the Claim or Interest of such Holder and the votes of such Classes for or against the Plan shall be counted and used in connection with the modified plan of reorganization.

         D. PLAN SUPPLEMENT. The Plan Supplement, which shall include certain exhibits, lists, schedules, or documents to be executed in connection with the Plan, shall be filed with the Bankruptcy Court prior to the Confirmation Hearing. Documents included in the Plan Supplement may include the form of the New Certificate of Incorporation and bylaws of Reorganized ACP, the Shareholders Agreement, the New Credit Facility Commitment Letter, the Standby Commitment Agreements, the Second Secured Notes Indenture, the New Subordinated Notes Indenture, the Warrant Agreement, the Management Compensation Plans, and the Forbearance Agreement, which in each case are in form and substance reasonably acceptable to the Standby Purchasers. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to the Debtors. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

         E. PAYMENT OF STATUTORY FEES. All fees payable pursuant to 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing pursuant to Section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

         F. FURTHER ASSURANCES. The Debtors, the Reorganized Debtors, all Holders of Claims receiving Distributions under the Plan, and all other parties in interest shall, from time to time, prepare, execute and deliver agreements or documents and take other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

         G. SERVICE OF DOCUMENTS; NOTICE. Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors or the Reorganized Debtors shall be sent by first class U.S. mail, postage prepaid to:

                  Neenah Foundry Company
                  2121 Brooks Avenue
                  Neenah, Wisconsin 54957
                  Attn: William M. Barrett

     With copies which shall not constitute notice to:

                  Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C. 919 N. Market Street, 16th Floor
                  P.O. 8705
                  Wilmington, DE 19899-8705
                  Fax: 302-652-4400
                  Attn: Laura Davis Jones

     and:

                  Kirkland & Ellis
                  AON Building
                  200 East Randolph Drive
                  Chicago, IL 60601-6636
                  Fax: 312-861-2200
                  Attn: James H. M. Sprayregen, P.C.
                  Attn: James W. Kapp III

     and:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, NY 10153
                  Fax: 212-310-8007
                  Attn: Michael F. Walsh
                  Attn: Eric L. Schondorf

     Any pleading, notice or other document required by the Plan to be served on or delivered to the Notes Trustee shall be sent by first class U.S. mail, postage prepaid to:

                  The Bank of New York
                  Corporate Trust Operations
                  101 Barclay Street - 7 East
                  New York, NY 10286
                  Fax: 212-298-1915
                  Attn: Kin Lau

         H. FILING OF ADDITIONAL DOCUMENTS. On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                                   Article XI
                            Retention of Jurisdiction

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

                  1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims, including Claims disputed pursuant to Article VI of the Plan;

                  2. grant or deny any applications for allowance of compensation or reimbursement of expenses including, without limitation, the Fee Claims, pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confirmation Date;

                  3. resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are parties or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including matters disputed pursuant to Article VII.B of the Plan;

                  4. ensure that Distributions to Holders of Allowed Claims and Interests are accomplished pursuant to Article V of the Plan, and resolving any disputes concerning any Distributions contemplated in or relating to Article VI of the Plan;

                  5. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny applications involving the Debtors that may be pending on the Effective Date;

                  6. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, Plan Securities, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

                  7. resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

                  8. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with consummation or enforcement of the Plan, except as otherwise provided herein;

                  9. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article IX of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

                  10. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                  11. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

                  12. enter an order and/or final decree concluding the Chapter 11 Cases.

Dated: Wilmington, Delaware
[___________]

                                Respectfully Submitted,

                                ACP HOLDING COMPANY; NFC CASTINGS, INC.;
                                NEENAH FOUNDRY COMPANY; ADVANCED CAST
                                PRODUCTS, INC.; BELCHER CORPORATION;
                                PEERLESS CORPORATION; CAST ALLOYS, INC.;
                                DALTON CORPORATION; DALTON CORPORATION,
                                WARSAW MANUFACTURING FACILITY; DALTON
                                CORPORATION, ASHLAND MANUFACTURING
                                FACILITY; DALTON CORPORATION, KENDALLVILLE
                                MANUFACTURING FACILITY; DALTON CORPORATION,
                                STRYKER MACHINING FACILITY; DEETER FOUNDRY,
                                INC.; GREGG INDUSTRIES, INC.; MERCER FORGE
                                CORPORATION; A&M SPECIALTIES, INC.; NEENAH
                                TRANSPORT, INC.

                                By: /s/ Gary LaChey
                                    ------------------------------------
                                    Name:  Gary LaChey
                                    Title: Vice President-Finance, Treasurer,
                                           Secretary and Chief Financial Officer

                                     II-42